Exhibit 10.1
Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of September 30, 2024

by and among

POOL CORPORATION,
as US Borrower,

SCP DISTRIBUTORS CANADA INC.,
as Canadian Borrower,

SCP INTERNATIONAL, INC.,
as Euro Borrower,

the Lenders referred to herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and an Issuing Lender,

REGIONS BANK,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
and
TRUIST BANK,
each as a Syndication Agent,
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
and
PNC BANK, NATIONAL ASSOCIATION
each as a Documentation Agent,
WELLS FARGO SECURITIES, LLC,
REGIONS CAPITAL MARKETS, a division of REGIONS BANK,
TD SECURITIES (USA) LLC,
and
TRUIST SECURITIES, INC.,
as Joint Lead Arrangers
and Joint Bookrunners

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List of Exhibits and Schedules:*

EXHIBITS

Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Swingline Note
Exhibit A-3    -    Form of Canadian Note
Exhibit A-4    -    Form of Euro Note
Exhibit A-5    -    Form of Term Loan Note
Exhibit B    -    Form of Notice of Revolving Borrowing
Exhibit C    -    Form of Notice of Account Designation
Exhibit D-1    -    Form of Notice of Revolving Repayment
Exhibit D-2    -    Form of Notice of Term Repayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Officer’s Compliance Certificate
Exhibit G    -    Form of Assignment and Assumption

SCHEDULES

Schedule 1.1(a)    -    Existing Letters of Credit
Schedule 1.1(b)    -    Lenders and Commitments
Schedule 7.1(a)    -    Jurisdictions of Organization and Qualification
Schedule 7.1(b)    -    Subsidiaries and Capitalization
Schedule 7.1(i)    -    ERISA Plans
Schedule 7.1(m)    -    Labor and Collective Bargaining Agreements
Schedule 7.1(u)    -    Litigation
Schedule 11.1        Existing Indebtedness
Schedule 11.2    -    Existing Liens
Schedule 11.3    -    Existing Loans, Advances and Investments

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.
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THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 30, 2024, by and among POOL CORPORATION, a Delaware corporation (the “US Borrower”), SCP DISTRIBUTORS CANADA INC., a company organized under the laws of Ontario (the “Canadian Borrower”), SCP INTERNATIONAL, INC., a Delaware corporation (the “Euro Borrower” and, collectively with the US Borrower and the Canadian Borrower, the “Borrowers”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrowers, certain financial institutions party thereto (the “Existing Lenders”) and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of September 27, 2021 (as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of December 30, 2021 and the Second Amendment to Second Amended and Restated Credit Agreement dated as of June 30, 2023, the “Existing Credit Agreement”), pursuant to which the Existing Lenders extended a senior credit facility to the Borrowers.

The Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed, upon the terms and subject to the conditions set forth herein, to amend and restate the Existing Credit Agreement as set forth herein and extend a credit facility to the Borrowers as set forth herein.
It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate the Existing Credit Agreement in its entirety.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION I.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Accounts Securitization” means, with respect to the US Borrower and its Subsidiaries (other than a Special Purpose Subsidiary), any pledge, sale, transfer, contribution, conveyance or other disposition of (a) “accounts”, “chattel paper”, “instruments” or “general intangibles” (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment or similar charges (such items, the “Receivables”), (b) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (c) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Receivable, (d) all insurance contracts, service contracts, books and records associated with such Receivable, (e) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (f) cash collections and cash proceeds of such Receivable and (g) any proceeds of the foregoing (all such items referenced in clauses (a) through (g), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such Transferred Assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to the US Borrower or any Subsidiary in connection with all such transactions shall not at any time exceed $500,000,000; and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be on terms and conditions and pursuant to documentation in form and substance satisfactory to the Administrative Agent, in its reasonable discretion, and without recourse to the US Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) except with respect to (i) reductions in the balance of such Receivable as a result of any defective or rejected goods or set off by the obligor of such Receivable transferred by such Person, (ii) breaches of representations or warranties by such Person in any applicable receivables sale agreements which contain representations and warranties which are no broader in scope and obligation than the representations and warranties that are customary for transactions of this type and (iii) indemnification of the applicable Special Purpose Subsidiary to the extent provided in such receivables sale agreements which contain indemnification terms and provisions which are no broader in scope and obligation than the indemnification terms and provisions that are customary for transactions of this type.
“Adjusted Eurocurrency Rate” means, as to any Loan denominated in Euros for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for Euros for such Interest Period
1.00-Eurocurrency Reserve Percentage

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo (or any of its designated branches or Affiliates), in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 14.6.

“Administrative Agent’s Office” means, with respect to any Currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 15.1(c) with respect to such Currency.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of a Borrower) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) solely for purposes of Section 11.8, the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“Agreement” means this Third Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Alternative Currency” means (a) with respect to the Canadian Borrower, the Canadian Dollar and (b) with respect to the Euro Borrower, the Euro.
“Alternative Currency Equivalent” means, subject to Section 1.13, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries, or Affiliates related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means,
(a)with respect to the Revolving Credit Facility, the corresponding percentages per annum as set forth below based on the Average Total Leverage Ratio:

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Pricing Level	Average Total Leverage Ratio	Facility Fee	Adjusted Term CORRA + Adjusted Term SOFR + Adjusted Eurocurrency Rate + Term SOFR Swingline Rate +	Base Rate + Canadian Base Rate+ and Base Rate Swingline Loan +
I	Greater than or equal to 3.00 to 1.00	0.200%	1.425%	0.425%
II	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	0.175%	1.200%	0.200%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	0.125%	1.125%	0.125%
IV	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	0.100%	1.025%	0.025%
V	Less than 1.00 to 1.00	0.090%	0.910%	0.000%

(b)with respect to the Initial Term Loans, the corresponding percentages per annum as set forth below based on the Average Total Leverage Ratio:

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Pricing Level	Average Total Leverage Ratio	Adjusted Term SOFR +	Base Rate +
I	Greater than or equal to 3.00 to 1.00	1.625%	0.625%
II	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	1.375%	0.375%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	1.250%	0.250%
IV	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.125%	0.125%
V	Less than 1.00 to 1.00	1.000%	0.000%

In each case of clause (a) and clause (b) above, the Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrowers are required to provide an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the US Borrower; provided, however, that:
(i)    the Applicable Margin shall be based on Pricing Level IV in each table above until the first Calculation Date occurring after the first fiscal quarter ending after the Closing Date and thereafter the Applicable Margin shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date; and
(ii)    if the Borrowers fail to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I in each table above until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the applicable Pricing Level in each table above shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any of the Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the US Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for

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such Applicable Period shall be determined as if the Average Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and the Lenders with respect to Sections 5.1(c) and Article XIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, Regions Capital Markets (a division of Regions Bank), TD Securities (USA) LLC and Truist Securities, Inc., in their respective capacities as joint lead arrangers and joint bookrunners, and their respective successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.11), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Assuming Lender” has the meaning assigned thereto in Section 2.10(c).
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).
“Average Accounts Securitization Proceeds” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries, the average for such period of the total amount of borrowings or issuances of instruments or securities in connection with any Accounts Securitization as of each calendar month end during such period.
“Average Total Leverage Ratio” means, for any date, the ratio of (a) the sum, without duplication, of (i) Total Non-Revolving Funded Indebtedness as of such date, plus (ii) the Average Total Revolving Funded Indebtedness for the period of twelve (12) consecutive months ending on or immediately prior to such date plus (iii) the Average Accounts Securitization Proceeds for the period of twelve (12) consecutive months ending on or immediately prior to such date to (b) EBITDA for the period of twelve (12) consecutive months ending on or immediately prior to such date.

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“Average Total Revolving Funded Indebtedness” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP, the average for such period of the Total Revolving Funded Indebtedness as of each calendar month end during such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America Term Loan Facility” means the term loan facility established pursuant to that certain Credit Agreement dated as of December 30, 2019 by and among the US Borrower, as the borrower, certain subsidiaries of the US Borrower party thereto, as guarantors and Bank of America, N.A., as the Lender.
“Bankruptcy Event of Default” means any Event of Default pursuant to Sections 13.1(j) or (k).
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a). All Base Rate Loans shall be denominated in Dollars.
“Base Rate Swingline Loan” means any Swingline Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, the Adjusted Eurocurrency Rate applicable for Euros; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR, or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference

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Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the US Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the US Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark

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upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

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“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower Guaranteed Obligations” means, collectively, the US Borrower Guaranteed Obligations, and the Euro Borrower Guaranteed Obligations, and each individually, as the context requires.
“Borrower Guarantor” means (a) with respect to the US Borrower Guaranteed Obligations, the US Borrower and (b) with respect to the Euro Borrower Guaranteed Obligations, the Euro Borrower.
“Borrower Guaranty” means the unconditional guaranty of the payment of (a) the US Borrower Guaranteed Obligations by the US Borrower and (b) the Euro Borrower Guaranteed Obligations by the Euro Borrower, in each case, under Article XII hereof.
“Borrower Materials” has the meaning assigned thereto in Section 8.4.
“Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, the Corruption of Foreign Public Officials Act, S.C. 1998, c.34, the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c.10, the Special Economic Measures Act, S.C. 1992, c.17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules and regulations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act, R.S.C. 1985, c. U-2.
“Canadian Base Rate” means, on any day, the rate per annum equal to the greatest of (a) the Floor, (b) Adjusted Term CORRA for a one-month tenor as in effect on such day (provided that clause (b) shall not be applicable during any period of time during which a notice delivered to the Borrowers under Section 5.8) and (c) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada) as the Administrative Agent may designate from time to time)). Any change in the Canadian

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Base Rate due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.
“Canadian Base Rate Loan” means any Canadian Dollar Loan bearing interest at a rate determined by reference to the Canadian Base Rate as provided in Section 5.1.
“Canadian Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Canadian Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in Toronto, Ontario; provided, that for purposes of notice requirements in Sections 2.4(a), 2.5(c), 4.4(a) and 5.2, in each case, such day is also a Business Day.
“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.
“Canadian Dollar” or “C$” means, at any time of determination, the then official currency of Canada.
“Canadian Dollar Commitment” means the lesser of (a) $50,000,000 and (b) the Revolving Credit Commitment.
“Canadian Dollar Lender” means Wells Fargo or any Affiliate or designee thereof, in its capacity as Canadian Dollar Lender hereunder, and any successor thereto appointed pursuant to Section 14.6(d).
“Canadian Dollar Loan” means any revolving credit loan denominated in Canadian Dollars made to the Canadian Borrower by the Canadian Dollar Lender pursuant to Section 2.2(a) and all such revolving credit loans collectively as the context requires.
“Canadian Note” means the promissory note made by the Canadian Borrower in favor of the Canadian Dollar Lender, substantially in the form attached as Exhibit A-3 hereto, evidencing the Canadian Dollar Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Canadian Pension Plan” means any plan or arrangement that is or is intended to be a “registered pension plan” as such term is defined in subsection 248(1) of the ITA.
“Capital Lease” means any lease of any property by the US Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease or capital lease on a Consolidated balance sheet of the US Borrower and its Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) in the case of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), shares (aandelen) or depository receipts (certificaten van aandelen), (f) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (g) any and all warrants, rights or options to purchase any of the foregoing.

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“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of such Lenders to fund participations in respect of L/C Obligations, Swingline Loans, Canadian Dollar Loans, Euro Loans, cash or deposit account balances or, if the Administrative Agent, the applicable Issuing Lender, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender shall agree, each in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) the Administrative Agent and (ii) the applicable Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means any investments permitted pursuant to Section 11.3(b).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.
“Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Cash Management Agreement with any Cash Management Bank.
“Change in Control” means (a) any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acting in concert obtain beneficial ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the US Borrower entitled to vote in the election of members of the board of directors of the US Borrower, (b) any event or series of events in which the Canadian Borrower or the Euro Borrower ceases to be a Wholly-Owned Subsidiary of the US Borrower, (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the US Borrower cease to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved or recommended by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved or recommended by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved or recommended by a majority of the board of directors on the first day of such period; provided that in each case such individuals constituted a majority of the board of directors at the time of such election or nomination, or (d) there shall have occurred under any indenture or other evidence of Indebtedness in excess of $50,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the US Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation

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or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, a Swingline Loan, a Canadian Dollar Loan, a Euro Loan, an Initial Term Loan or an Incremental Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment, a Swingline Commitment, a Canadian Dollar Commitment, a Euro Commitment or an Incremental Term Loan Commitment.
“Closing Date” means the first date all the conditions precedent in Section 6.1 are satisfied or waived in accordance with Section 15.2.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Commitment” means, as to any Lender, on a collective basis, such Lender’s Canadian Dollar Commitment, if any, Euro Commitment, if any, Swingline Commitment, if any, Revolving Credit Commitment and Term Loan Commitment, in each case as set forth in the Register, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.
“Commitment Percentage” means, as to any Lender at any time, such Lender’s Revolving Credit Commitment Percentage and Initial Term Loan Percentage.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Canadian Base Rate”, the definition of “Canadian Business Day”, the definition of “Eurocurrency Banking Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in

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such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated” means, when used with reference to financial statements or financial statement items of the US Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Total Assets” means, at any time, the total assets of the US Borrower and its Subsidiaries, as determined in accordance with GAAP on a Consolidated basis.
“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of CORRA).
“Covered Party” has the meaning assigned thereto in Section 15.28.
“Credit Facility” means, collectively, the Revolving Credit Facility, each Term Loan Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the US Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors.
“Currencies” means Dollars and each Alternative Currency, and “Currency” means any of such Currencies.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 13.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 5.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or Term Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the US Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swingline Loans, Canadian Dollar Loans or Euro Loans) within two (2) Business Days of the date when due, (b) has notified the US Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any

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applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the US Borrower, to confirm in writing to the Administrative Agent and the US Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the US Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.16(b)) upon delivery of written notice of such determination to the US Borrower, each Issuing Lender, the Swingline Lender, Canadian Dollar Lender, Euro Lender and each Lender.
“Disqualified Capital Stock” means any Capital Stock that, by their terms (or by the terms of any security or other Capital Stock into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), prior to the date that is 91 days after the later to occur of the Revolving Credit Maturity Date and the Term Loan Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of the US Borrower or its Subsidiaries or by any such plan to such officers or employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the US Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar Equivalent” means, subject to Section 1.12, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a currency other Dollars, the equivalent of such amount in Dollars determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such currency determined in respect of the most recent Revaluation Date for the purchase of Dollars with such currency.

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“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (v), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vi) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business.
“EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) Rental Expense, (vi) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (vi), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vii) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

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“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 15.11(b)(iii)).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the US Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the US Borrower or any current or former ERISA Affiliate.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Erroneous Payment” has the meaning assigned thereto in Section 14.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 14.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 14.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 14.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

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“Euro” and “EUR” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Euro Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 12.1(c).
“Euro Commitment” means the lesser of (a) $50,000,000 and (b) the Revolving Credit Commitment.
“Euro Lender” means Wells Fargo or any Affiliate or designee thereof, in its capacity as Euro Lender hereunder, and any successor thereto appointed pursuant to Section 14.6(e).
“Euro Loan” means any revolving credit loan denominated in Euros made to the Euro Borrower by the Euro Lender pursuant to Section 2.2(b) and all such revolving credit loans collectively as the context requires.
“Euro Note” means the promissory note made by the Euro Borrower in favor of the Euro Lender, substantially in the form attached as Exhibit A-4 hereto, evidencing the Euro Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day; provided, that for purposes of notice requirements in Sections 2.4(a), 2.5(c) and 5.2, in each case, such day is also a Business Day.
“Eurocurrency Rate” means, for any Loan denominated in Euros, for any Interest Period, the greater of (a) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (b) the Floor.
“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.
“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” means any of the events specified in Section 13.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such

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Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2.12 of the Subsidiary Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 5.12(b)), United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 5.11(a), (d) Canadian federal withholding taxes imposed as a result of the Administrative Agent or a Foreign Lender (i) not dealing at “arm’s length” (within the meaning of the ITA) with the Canadian Borrower or (ii) being a “specified shareholder” (as that term is defined in subsection 18(5) of the ITA) of the Canadian Borrower or being a Person not dealing at “arm’s length” (within the meaning of the ITA) with such a “specified shareholder”, except where such non-arm’s length relationship arises, or the Administrative Agent or a Foreign Lender is or does not deal at “arm’s length” (within the meaning of the ITA) with such a “specified shareholder”, as a consequence of the Administrative Agent or such Foreign Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or any other Loan Document and (e) any United States withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of any Subsidiary Borrower (including, without limitation, any payment made to any Lender under Sections 2.2(a)(ii)(C) or 2.2(b)(ii)(C)) or any other Foreign Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 5.11(e).
“Existing Credit Agreement” has the meaning assigned thereto in the statement of purpose hereto.
“Existing Facility” means that certain credit facility established pursuant to the Existing Credit Agreement.
“Existing Lenders” has the meaning assigned thereto in the statement of purpose hereto.

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“Existing Letters of Credit” means those letters of credit existing on the Closing Date and described on Schedule 1.1(a).
“Extending Lender” has the meaning assigned thereto in Section 2.10(b).
“Extension Date” has the meaning assigned thereto in Section 2.10(b).
“Extension Notice” has the meaning assigned thereto in Section 2.10(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) such Lender’s Revolving Credit Commitment Percentage of the Canadian Dollar Loans then outstanding, (v) such Lender’s Revolving Credit Commitment Percentage of the Euro Loans then outstanding and (vi) the aggregate principal amount of the Term Loans of such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“Facility Fee” has the meaning assigned thereto in Section 5.3(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means (a) the separate fee letter agreement executed by the US Borrower, the Administrative Agent and Wells Fargo Securities, LLC dated as of September 4, 2024 and (b) any fee letter agreement between the US Borrower and any Issuing Lender relating to certain fees payable to such Issuing Lender in its capacity as such, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Fiscal Year” means the fiscal year of the US Borrower and its Subsidiaries ending on December 31.
“Floor” means a rate of interest equal to 0% per annum.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of

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this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, (c) with respect to the Canadian Dollar Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Canadian Dollar Loans other than Canadian Dollar Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders and (d) with respect to the Euro Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Euro Loans other than Euro Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the US Borrower and its Subsidiaries throughout the period indicated and (subject to Section 15.10) consistent with the prior financial practice of the US Borrower and its Subsidiaries.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 14.5, any other holder of the Obligations, and, in each case, their respective successors and assigns.
“Guaranty Obligation” means, with respect to the US Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person

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(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Bank” means any Person that, (a) at the time it enters into a Hedging Agreement with a Credit Party permitted under Article XI, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedging Agreement with a Credit Party, in each case in its capacity as a party to such Hedging Agreement.
“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Hedging Agreement permitted hereunder (other than Excluded Swap Obligations) with any Hedge Bank.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Incremental Amendment” means an amendment in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.9.
“Incremental Effective Date” has the meaning assigned thereto in Section 2.9(a).
“Incremental Facilities Limit” means $250,000,000.
“Incremental Increase” has the meaning assigned thereto in Section 2.9(a).

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“Incremental Lender” has the meaning assigned thereto in Section 2.9(a).
“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 2.9(a).
“Incremental Term Loan” has the meaning assigned thereto in Section 2.9(a).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 2.9(a).
“Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all Guaranty Obligations of any such Person;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
(g)    all obligations of any such Person in respect of Disqualified Capital Stock;
(h)    all net obligations incurred by any such Person pursuant to Hedging Agreements;
(i)    the outstanding attributed principal amount under any asset securitization program; and
(j)    all outstanding payment obligations with respect to Synthetic Leases.
For all purposes hereof, the indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of the Credit Parties under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Information” has the meaning assigned thereto in Section 15.12.
“Initial Term Loan” means the term loan made to the Borrowers by the Term Loan Lenders as described in Section 4.1. The aggregate outstanding principal amount of the Initial Term Loan as of the Closing Date is $475,000,000. The outstanding Initial Term Loan of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 1.1(b).
“Initial Term Loan Percentage” means, with respect to any Term Loan Lender at any time, (a) the outstanding amount of the Initial Term Loans of such Term Loan Lender divided by (b) the outstanding amount of all Initial Term Loans of all Term Loan Lenders. The Initial Term Loan Percentage of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 1.1(b).
“Interest Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the US Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Interest Period” has the meaning assigned thereto in Section 5.1(b).
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo (or any successor thereto) and (ii) any other Revolving Credit Lender that is an Affiliate of an Arranger to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the US Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit and (b) with respect to the Existing Letters of Credit, the applicable Lender, in its capacity as issuer thereof.
“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto and any regulations promulgated thereunder.
“L/C Commitment” means the lesser of (a) $40,000,000 and (b) the aggregate Revolving Credit Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.

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“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders (other than the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender (in such capacities)).
“Lender” has the meaning assigned thereto in the introductory paragraph hereto.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Letters of Credit” means the collective reference to the letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by any Issuing Lender (other than Wells Fargo at any time it is also acting as Administrative Agent) shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable Issuing Lender.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by each Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and any Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans, the Canadian Dollar Loans, the Euro Loans and the Swingline Loans and “Loan” means any of such Loans.
“Material Acquisition” means any Permitted Acquisition of any Person, assets, business or line of business that involves the payment of consideration by the US Borrower and its Subsidiaries in excess of $200,000,000.
“Material Adverse Effect” means, with respect to the US Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the US Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) the legality, validity, binding effect or enforceability against the US Borrower or any Subsidiary thereof of any Loan Document to which it is a party or (d) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents.

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“Material Contract” means any contract or other agreement, written or oral, of the US Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
“Material Disposition” means any sale, transfer or other disposition of any Person, assets, business or line of business that yields gross proceeds to the US Borrower or any of its Subsidiaries in excess of $200,000,000.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Dollar Equivalent of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 13.2(b), an amount equal to the Dollar Equivalent of 105% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent, each Issuing Lender that is entitled to Cash Collateral hereunder at such time, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, in each case in their sole reasonable discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the US Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Income” means, with respect to the US Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the US Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the US Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the US Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 15.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning assigned thereto in Section 2.10(b).

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“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States, by any Credit Party or any Subsidiary, or contributed to or required to be contributed to by any Credit Party or any Subsidiary, or under which any Credit Party or any Subsidiary has any liability or contingent liability, primarily for the benefit of current or former employees, directors or officers, shareholders or independent contractors of any Credit Party or any Subsidiary residing or located outside the United States, which plan, fund or similar program provides, or results in, pension, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment or retirement, and (b) is not subject to ERISA or the Code.
“Note” means a Revolving Credit Note, a Term Loan Note, a Canadian Note, Euro Note or a Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.4(b).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Revolving Borrowing” has the meaning assigned thereto in Section 2.4(a).
“Notice of Revolving Repayment” has the meaning assigned thereto in Section 2.5(c).
“Notice of Term Repayment” has the meaning assigned thereto in Section 4.4(a).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the US Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer, chief accounting officer or the treasurer of the US Borrower substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Participant” has the meaning assigned thereto in Section 15.11(d).
“Participant Register” has the meaning assigned thereto in Section 15.11(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Payment Event of Default” means any Event of Default pursuant to Sections 13.1(a) or (b).
“Payment Recipient” has the meaning assigned thereto in Section 14.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the US Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the US Borrower or any of its current or former ERISA Affiliates.
“Permitted Acquisition” means any Permitted Domestic Acquisition or any Permitted Foreign Acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the US Borrower, net of the applicable acquired company’s cash (including Cash Equivalents) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable acquisition documents executed by the US Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.
“Permitted Domestic Acquisition” has the meaning assigned thereto in Section 11.3(c).
“Permitted Foreign Acquisition” has the meaning assigned thereto in Section 11.3(d).
“Permitted Liens” means the Liens permitted pursuant to Section 11.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

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“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means, except for purposes of determining the Applicable Margin:
(a)for purposes of calculating EBITDA or EBITDAR for any period during which one or more Material Acquisitions or Material Dispositions occurs, that (i) such Material Acquisitions or Material Dispositions shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining EBITDA or EBITDAR for such period, without duplication, the EBITDA or EBITDAR (in each case, determined for this purpose as if references therein to the US Borrower and its Subsidiaries were to the Person(s) or business(es) or properties or assets acquired), as applicable, of any Person or business, or attributable to any property or asset, acquired by the US Borrower or any of its Subsidiaries during such period (but not that of any related Person or business or that is attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the US Borrower or any of its Subsidiaries during such period, based on the actual EBITDA or EBITDAR (in each case, determined for this purpose as if references therein to the US Borrower and its Subsidiaries were to the Person(s) or business(es) or properties or assets acquired) of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining EBITDA and EBITDAR for such period, without duplication, the EBITDA and EBITDAR of any Person or business, or attributable to any property or asset, disposed of by the US Borrower or any of its Subsidiaries during such period in connection with a Material Disposition or discontinuation of operations, based on the EBITDA or EBITDAR, as applicable, attributable to such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of EBITDA or EBITDAR, as applicable; provided that, in the case of a Material Acquisition, the US Borrower may, at its option, by written notice delivered to the Administrative Agent at or prior to the closing of such Material Acquisition, elect not to utilize this clause (a) with respect to such Material Acquisition; and
(b)in the event that the US Borrower or any Subsidiary thereof incurs (including by assumption, increase or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under the Revolving Credit Facility (including any Incremental Revolving Credit Facility Increase) or in connection with an Accounts Securitization), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) (A) shall be deemed to have been outstanding for the entirety of shall measurement period and (B) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Qualified Unsecured Issuances” means one or more issuances by the US Borrower of unsecured Indebtedness (which may include unsecured term debt, unsecured private placements or unsecured 144A offerings and Indebtedness which becomes secured solely by a Lien that is permitted pursuant to Section 11.2(l)); provided that such Indebtedness shall be subject to each of the following conditions:
(a) the terms and conditions of such Indebtedness (and terms and conditions of the documents governing such Indebtedness) shall be market terms and conditions that are no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents and, in any event, such terms and conditions shall include, without limitation, such Indebtedness having no restrictions, limitations or encumbrances on the ability of any Borrower or any its Subsidiaries to incur Liens to secure the Obligations (other than customary equal and ratable provisions that would permit the Obligations to be secured on at least a pari passu basis with such Indebtedness);
(b) the Administrative Agent shall have received an Officer’s Compliance Certificate (in form and substance satisfactory to the Administrative Agent) evidencing that immediately before and after giving effect to the incurrence of the Indebtedness in such Qualified Unsecured Issuance on a Pro Forma Basis, (i) no Default or Event of Default shall exist and (ii) the Average Total Leverage Ratio shall be less than 3.25 to 1.00;
(c) such Indebtedness shall not be guaranteed by any person or entity that has not also guaranteed all of the Obligations; and
(d) the Obligations shall rank at least pari passu with the Indebtedness incurred pursuant to such Qualified Unsecured Issuance.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender, (d) the Canadian Dollar Lender and (e) the Euro Lender, as applicable.
“Register” has the meaning assigned thereto in Section 15.11(c).
“Reimbursement Obligation” means the obligation of the US Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Rental Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the aggregate fixed amounts payable with respect to Operating Leases of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Revaluation Date” means, subject to Section 1.12, with respect to any Loan denominated in an Alternative Currency, each of the following: (a) the date of borrowing of such Loan, but only as to the amounts so borrowed on such date, (b) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (c) such additional dates as the Administrative Agent shall determine.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans to the account of any Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof, including, without limitation, Section 2.9, and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof, including, without limitation, Section 2.9. The Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $800,000,000. The Revolving

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Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).
“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all Revolving Credit Lenders. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations, Swingline Loans, Canadian Dollar Loans and Euro Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 2.9).
“Revolving Credit Lender” means any Lender with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, any Lender having Revolving Credit Exposure.
“Revolving Credit Loans” means any revolving credit loan denominated in Dollars made to the US Borrower pursuant to Section 2.1, and all such revolving credit loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) September 30, 2029 subject to the extension thereof pursuant to Section 2.10, (b) the date of termination of all of the Revolving Credit Commitments by the Borrowers pursuant to Section 2.6, or (c) the date of termination of all of the Revolving Credit Commitments pursuant to Section 13.2(a); provided, however, that the Revolving Credit Maturity Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.10 shall be the Revolving Credit Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Revolving Credit Note” means a promissory note made by the US Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.
“Sanctioned Person” means (a) a Person (i) named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (ii) officially named as a sanctioned Person by the government of Canada, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the OFAC.

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“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the government of Canada or the United States (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any Participating Member State, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the US Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, as to the US Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“Special Purpose Subsidiary” means Superior Commerce and any other Subsidiary that is formed to facilitate an Accounts Securitization, but only so long such Person (a) owns no assets (other than the Transferred Assets in connection with an Accounts Securitization), (b) conducts no business and has no operations other than those reasonably necessary to facilitate an Accounts Securitization, (c) has no Indebtedness other than in connection with an Accounts Securitization and (d) is not a guarantor of, and does not provide any credit support, for any Indebtedness (other than in connection with an Accounts Securitization).
“Spot Rate” means, subject to Section 1.12, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.
“Subordinated Indebtedness” means the collective reference to any Indebtedness of the US Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such

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corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the US Borrower.
“Subsidiary Borrowers” means, collectively, the Canadian Borrower and the Euro Borrower.
“Subsidiary Guarantors” means, collectively, all direct or indirect Domestic Subsidiaries of the US Borrower (other than a Special Purpose Subsidiary) in existence on the Closing Date which are parties to the Subsidiary Guaranty Agreement or which become parties thereto pursuant to Section 9.11.
“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the other Guaranteed Parties, as amended, restated, supplemented or otherwise modified from time to time.
“Superior Commerce” means Superior Commerce LLC, a Delaware limited liability company, and its successors and assigns.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the lesser of (a) $50,000,000 and (b) the Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.3.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the US Borrower pursuant to Section 2.3, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the US Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Termination Date” means the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 14.6 and (b) the Revolving Credit Maturity Date.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term CORRA” means:
(a)for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Canadian Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Canadian Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Canadian Business Day is not more than three (3) Canadian Business Days prior to such Periodic Term CORRA Determination Day; and
(b)for any calculation with respect to a Canadian Base Rate Loan on any day, the Term CORRA Reference Rate for a tenor of one month on the day (such day, the “Canadian Base Rate Term CORRA Determination Day”) that is two (2) Canadian Business Days prior to such day, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. Toronto time on any Canadian Base Rate Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Canadian Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Canadian Business Day is not more than three (3) Canadian Business Days prior to such Canadian Base Rate Term CORRA Determination Day.
“Term CORRA Adjustment” means, with respect to any Term CORRA Loan or Canadian Base Rate Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:
Canadian Base Rate Loans:

0.29547%

Term CORRA Loans:

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Interest Period	Percentage
One month	0.29547%
Three months	0.32138%

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA.
“Term CORRA Reference Rate” means, for an applicable tenor, the forward-looking term rate based on CORRA.
“Term Loan Commitment” means an Incremental Term Loan Commitment.
“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 2.9).
“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.
“Term Loan Maturity Date” means the first to occur of (a) September 25, 2026 and (b) the date of acceleration of the Initial Term Loans pursuant to Section 13.2(a).
“Term Loan Note” means a promissory note made by the Borrowers in favor of a Term Loan Lender evidencing the portion of the Initial Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-5, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loans” means the Initial Term Loan and, if applicable, the Incremental Term Loans, and “Term Loan” means any of such Term Loans.
“Term SOFR” means,
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such

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first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan or any Term SOFR Swingline Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means any Loan (other than Term SOFR Swingline Loan) that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Swingline Loan” means any Swingline Loan bearing interest based upon the Adjusted Term SOFR as provided in Section 5.1(a).
“Term SOFR Swingline Rate” means, on any day, Adjusted Term SOFR for a one-month tenor in effect on such day; each change in the Term SOFR Swingline Rate shall take effect simultaneously with the corresponding change in Adjusted Term SOFR; provided that, during any period in which Adjusted Term SOFR is unavailable or unascertainable, the Term SOFR Swingline Rate shall be the Base Rate.
“Termination Event” means the occurrence of any of the following, except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of the US Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) any event

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or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and the outstanding portion of the Initial Term Loans made by Lender at such time.
“Total Funded Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; and
(f)    all Guaranty Obligations of any such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above.
For all purposes hereof, the Total Funded Indebtedness of any Person shall include the indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or

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limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Total Non-Revolving Funded Indebtedness” means, Total Funded Indebtedness other than Total Revolving Funded Indebtedness.
“Total Revolving Funded Indebtedness” means, Indebtedness incurred under the Revolving Credit Facility (including Indebtedness incurred pursuant to an Incremental Revolving Credit Facility Increase).
“Transferred Assets” has the meaning assigned thereto in the definition of “Accounts Securitization”.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“United States” means the United States of America.
“US Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“US Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 12.1(a).
“U.S. Government Securities Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.4(a), 2.5(c), 4.4(a) and 5.2, in each case, such day is also a Business Day.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the US Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the US Borrower).
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION I.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

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SECTION I.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 15.10). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the US Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
SECTION I.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
SECTION I.5 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION I.6 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION I.7 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION I.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION I.9 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
SECTION I.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 11.1, 11.2, 11.3, 11.5 and 11.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the most recent annual financial statements of the US Borrower and its Subsidiaries delivered pursuant to Section 8.1(b).

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Notwithstanding the foregoing, for purposes of determining compliance with Sections 11.1, 11.2 and 11.3, with respect to any amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or investment may be incurred at any time under such Sections.
SECTION I.11 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION I.12 Exchange Rates; Currency Equivalents.
(a)The Administrative Agent shall determine the Dollar Equivalent of each Extension of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for the purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.
(b)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

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ARTICLE II

REVOLVING CREDIT FACILITY
SECTION II.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the US Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the US Borrower in accordance with the terms of Section 2.4; provided that, based upon the Dollar Equivalent of all outstanding Loans (other than Term Loans) and L/C Obligations, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of (i) all outstanding Canadian Dollar Loans, (ii) all outstanding Euro Loans, (iii) all outstanding Swingline Loans and (iv) all outstanding L/C Obligations and (b) the aggregate principal amount of all outstanding Revolving Credit Loans from any Revolving Credit Lender to the US Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (i) all outstanding Canadian Dollar Loans, (ii) all outstanding Euro Loans, (iii) all outstanding Swingline Loans and (iv) all outstanding L/C Obligations. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION II.2 Alternative Currency Loans.
(a)Canadian Dollar Loans.
(i)Availability. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Canadian Dollar Lender may in its sole discretion make Canadian Dollar Loans to the Canadian Borrower in Canadian Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the US Borrower, on behalf of the Canadian Borrower, in accordance with the terms of Section 2.4; provided that, based upon the Dollar Equivalent of all outstanding Loans (other than Term Loans) and L/C Obligations, the aggregate principal amount of all outstanding Canadian Dollar Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) all outstanding Revolving Credit Loans, (2) all outstanding Euro Loans, (3) all outstanding Swingline Loans and (4) all outstanding L/C Obligations and (B) the Canadian Dollar Commitment. Subject to the terms and conditions hereof, the Canadian Borrower may borrow, repay and reborrow Canadian Dollar Loans hereunder until the Revolving Credit Maturity Date.
(ii)Refunding of Canadian Dollar Loans.
(A)Upon demand of the Canadian Dollar Lender or upon the occurrence and during the continuance of an Event of Default (including, without limitation, a Payment Event of Default with respect to a Canadian Dollar Loan), each Canadian Dollar Loan may, at the discretion of the Canadian Dollar Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Revolving Credit Lenders in an amount equal to the Dollar Equivalent of such Canadian Dollar Loan; provided that the Borrowers shall pay

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to the Canadian Dollar Lender any and all costs, fees and other expenses incurred by the Canadian Dollar Lender in effecting such conversion. Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Revolving Credit Lenders to the US Borrower on the books and records of the Administrative Agent and the US Borrower shall lend the proceeds of such Base Rate Loan to the Canadian Borrower to repay the applicable Canadian Dollar Loans. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of such Revolving Credit Loan as required to repay Canadian Dollar Loans outstanding to the Canadian Dollar Lender upon such demand by the Canadian Dollar Lender in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of any Revolving Credit Loan required to repay such Canadian Dollar Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan.
(B)The Canadian Borrower shall pay to the Canadian Dollar Lender on demand the amount of such Canadian Dollar Loans to the extent that the Revolving Credit Lenders fail to refund in full the outstanding Canadian Dollar Loans requested or required to be refunded. In addition, the Canadian Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Canadian Borrower with the Canadian Dollar Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Canadian Dollar Lender the amount of such Canadian Dollar Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Canadian Dollar Loans requested or required to be refunded.
(C)If any portion of any such amount paid to the Canadian Dollar Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (A) above) shall be recovered by or on behalf of the Canadian Borrower or US Borrower from the Canadian Dollar Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(D)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Canadian Dollar Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Canadian Dollar Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Canadian Dollar Loans, purchase an undivided participating interest in such Canadian Dollar Loans in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Canadian Dollar Loans. Each Revolving Credit Lender will immediately transfer to the Administrative Agent, for the account of the Canadian Dollar Lender, in immediately available funds in Canadian Dollars, the amount of its

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participation. Whenever, at any time after the Canadian Dollar Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in the refunded Canadian Dollar Loans, the Canadian Dollar Lender receives any payment on account thereof, the Canadian Dollar Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(E)In the event that any Revolving Credit Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, the Administrative Agent, on behalf of the Canadian Dollar Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Canadian Dollar Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Canadian Dollar Lender, without recourse or warranty, an undivided interest and participation in the applicable Canadian Dollar Loan, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.
(b)Euro Loans.
(i)Availability. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Euro Lender may in its sole discretion make Euro Loans to the Euro Borrower in Euros from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the US Borrower, on behalf of the Euro Borrower, in accordance with the terms of Section 2.4; provided that, based upon the applicable Dollar Equivalent of all outstanding Loans (other than Term Loans) and L/C Obligations, the aggregate principal amount of all outstanding Euro Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) all outstanding Revolving Credit Loans, (2) all outstanding Canadian Dollar Loans, (3) all outstanding Swingline Loans and (4) all outstanding L/C Obligations and (B) the Euro Commitment. Subject to the terms and conditions hereof, the Euro Borrower may borrow, repay and reborrow Euro Loans hereunder until the Revolving Credit Maturity Date.
(ii)Refunding of Euro Loans.
(A)Upon demand of the Euro Lender or upon the occurrence and during the continuance of an Event of Default (including, without limitation, a Payment Event of Default with respect to Euro Loans), each Euro Loan may, at the discretion of the Euro Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Revolving Credit Lenders in an amount equal to the Dollar Equivalent of such Euro Loan; provided that the Borrowers shall pay to the Euro Lender any and all costs, fees and other expenses incurred by the Euro Lender in effecting such conversion. Such Base

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Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Revolving Credit Lenders to the US Borrower on the books and records of the Administrative Agent and the US Borrower shall lend the proceeds of such Base Rate Loan to the Euro Borrower to repay the applicable Euro Loans. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of such Revolving Credit Loan as required to repay Euro Loans outstanding to the Euro Lender upon such demand by the Euro Lender in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of any Revolving Credit Loan required to repay such Euro Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan.
(B)The Euro Borrower shall pay to the Euro Lender on demand the amount of such Euro Loans to the extent that the Revolving Credit Lenders fail to refund in full the outstanding Euro Loans requested or required to be refunded. In addition, the Euro Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Euro Borrower with the Euro Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Euro Lender the amount of such Euro Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Euro Loans requested or required to be refunded.
(C)If any portion of any such amount paid to the Euro Lender shall be recovered by or on behalf of the Euro Borrower or US Borrower from the Euro Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (A) above) in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(D)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Euro Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Euro Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Euro Loans, purchase an undivided participating interest in such Euro Loans in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Euro Loans. Each Revolving Credit Lender will immediately transfer to the Administrative Agent, for the account of the Euro Lender, in immediately available funds in Euros, the amount of its participation. Whenever, at any time after the Euro Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in the refunded Euro Loans, the Euro Lender receives any payment on account thereof, the Euro Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately

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adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(E)In the event that any Revolving Credit Lender fails to make payment to the Euro Lender of any amount due under this Section, the Administrative Agent, on behalf of the Euro Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Euro Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Euro Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Euro Lender, without recourse or warranty, an undivided interest and participation in the applicable Euro Loan, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.
SECTION II.3 Swingline Loans.
(a)Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the US Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) based upon the Dollar Equivalent of all outstanding Loans (other than Term Loans) and L/C Obligations, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) all outstanding Revolving Credit Loans, (2) all outstanding Canadian Dollar Loans, (3) all outstanding Euro Loans and (4) all outstanding L/C Obligations and (B) the Swingline Commitment. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Swingline Termination Date.
(b)Refunding.
(i)Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

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(ii)The US Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the US Borrower hereby authorizes the Administrative Agent to charge any account maintained by the US Borrower with the Swingline Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.
(iii)If any portion of any such amount paid to the Swingline Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (i) above) shall be recovered by or on behalf of the US Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iv)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).
(v)In the event that any Revolving Credit Lender fails to make payment to the Swingline Lender of any amount due under this Section, the Administrative Agent, on behalf of the Swingline Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Swingline Lender receives such payment from such Revolving Credit Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Swingline Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

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SECTION II.4 Procedure for Advances of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans and Swingline Loans.
(a)Requests for Borrowing. The US Borrower, on behalf of itself and the Subsidiary Borrowers, shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Revolving Borrowing”) not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii)(A) in the case of a Term SOFR Loan, at least three (3) U.S. Government Securities Business Days before such Term SOFR Loan, (B) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before such Eurocurrency Rate Loan, (C) at least three (3) Canadian Business Days before such Term CORRA Loan, and (D) at least one (1) Canadian Business Day before each Canadian Base Rate Loan, of its intention to borrow, in each case, specifying:
(A)if the applicable Borrower is the US Borrower, the Canadian Borrower or the Euro Borrower;
(B)the date of such borrowing, which shall be a Business Day;
(C)whether such Loan is to be a Revolving Credit Loan, Swingline Loan, Canadian Dollar Loan or Euro Loan;
(D)in the case of a Revolving Credit Loan, whether such Revolving Credit Loan shall be a Term SOFR Loan or a Base Rate Loan;
(E)in the case of a Canadian Dollar Loan, whether such Canadian Dollar Loan shall be a Canadian Base Rate Loan or Term CORRA Loan;
(F)if such Loan is a Eurocurrency Rate Loan, a Term SOFR Loan, or a Term CORRA Loan, the duration of the Interest Period applicable thereto;
(G)the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (2) with respect to Term SOFR Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (3) with respect to Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (4) with respect to Canadian Base Rate Loans, in an aggregate principal amount of C$500,000 or a whole multiple of C$100,000 in excess thereof, (5) with respect to Term CORRA Loans, in an aggregate principal amount of C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof and (6) with respect to Euro Loans, in an aggregate principal amount of 1,000,000 EUR or a whole multiple of 500,000 EUR in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment, Swingline Commitment, Canadian Dollar Commitment or Euro Commitment, as applicable); and
(H)in the case of a Swingline Loan, whether such Swingline Loan shall be a Term SOFR Swingline Loan or a Base Rate Swingline Loan.
A Notice of Revolving Borrowing received after the times set forth above shall be deemed received on the next Business Day, U.S. Government Securities Business Day, Canadian Business Day or

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Eurocurrency Banking Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Revolving Borrowing.
(b)Disbursement of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans and Swingline Loans.
(i)Not later than 1:00 p.m. on the proposed borrowing date for any Revolving Credit Loan, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.
(ii)Not later than 12:00 noon on the proposed borrowing date for any Canadian Dollar Loan, the Canadian Dollar Lender will make available to the Administrative Agent, for the account of the Canadian Borrower, at the office of the Administrative Agent in Canadian Dollars in funds immediately available to the Administrative Agent, the Canadian Dollar Loan to be made on such borrowing date.
(iii)Not later than 12:00 noon on the proposed borrowing date for any Euro Loan, the Euro Lender will make available to the Administrative Agent, for the account of the Euro Borrower, at the office of the Administrative Agent in Euros in funds immediately available to the Administrative Agent, the Euro Loan to be made on such borrowing date.
(iv)Not later than 1:00 p.m. on the proposed borrowing date for any Swingline Loan, as applicable, the Swingline Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.
(v)The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent notice substantially in the form attached as Exhibit C hereto (a “Notice of Account Designation”) delivered by the US Borrower, on behalf of itself and the Subsidiary Borrowers, to the Administrative Agent or as may be otherwise agreed upon by the US Borrower, on behalf of itself and the Subsidiary Borrowers, and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse any amount with respect to any Revolving Credit Loan, Canadian Dollar Loan, Euro Loan or Swingline Loan requested pursuant to this Section to the extent that such amount has not been made available by the applicable Lenders to the Administrative Agent.
(vi)Revolving Credit Loans to be made for the purpose of (A) refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.3(b), (B) refunding Canadian Dollar Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(a)(ii), and (C) refunding Euro Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b)(ii).

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SECTION II.5 Repayment of Loans.
(a)Repayment on Revolving Credit Maturity Date or Swingline Termination Date. The Borrowers agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full in Dollars on the Revolving Credit Maturity Date, (ii) all Canadian Dollar Loans in accordance with Section 2.2(a)(ii), and in any event, in full in Canadian Dollars on the Revolving Credit Maturity Date, (iii) all Euro Loans in accordance with Section 2.2(b)(ii), and in any event, in full in Euros on the Revolving Credit Maturity Date and (iv) all Swingline Loans in accordance with Section 2.3(b) or, if earlier, in full in Dollars on the Swingline Termination Date, together, in each case, with all accrued but unpaid interest thereon.
(b)Mandatory Repayment of Revolving Credit Loans.
(i)Aggregate Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations exceeds one hundred and five percent (105%) of the Revolving Credit Commitment or (B) for any other reason, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations exceeds the Revolving Credit Commitment, then, in each such case, the Borrowers shall (1) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the Dollar Equivalent of such excess, (2) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Equivalent of such excess, (3) third, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Canadian Dollar Loans which are Canadian Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Equivalent of such excess, (4) fourth, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Eurocurrency Rate Loans, Term SOFR Loans or Term CORRA Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Equivalent of such excess and (5) fifth, with respect to any Letters of Credit then outstanding, make a payment of Cash Collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 13.2(b)).
(ii)Canadian Dollar Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Canadian Dollar Loans exceeds one hundred five percent (105%) of the Canadian Dollar Commitment or (B) for any other

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reason, the outstanding principal amount of all Canadian Dollar Loans exceeds the Canadian Dollar Commitment, then, in each such case, such excess shall be immediately repaid, in Canadian Dollars, by the Canadian Borrower to the Administrative Agent for the account of the Canadian Dollar Lender.
(iii)Euro Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Euro Loans exceeds one hundred five percent (105%) of the Euro Commitment or (B) for any other reason, the outstanding principal amount of all Euro Loans exceeds the Euro Commitment, then, in each such case, such excess shall be immediately repaid, in Euros, by the Euro Borrower to the Administrative Agent for the account of the Euro Lender.
(iv)Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, and for any reason, the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment, then, in each such case, such excess shall be immediately repaid, in Dollars, by the US Borrower to the Administrative Agent for the account of the Swingline Lender.
(v)Excess L/C Obligations. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, and for any reason, the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the US Borrower shall make a payment of Cash Collateral into a cash collateral account opened by the Administrative Agent, for the benefit of itself and the Revolving Credit Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 13.2(b)).
(vi)Compliance and Payments. The Borrowers’ compliance with this Section 2.5(b) shall, subject to Section 1.12, be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on each Revaluation Date. Each such repayment pursuant to this Section 2.5(b) shall be accompanied by any amount required to be paid pursuant to Section 5.9.
(c)Optional Repayments. The Borrowers may at any time and from time to time repay the Revolving Credit Loans, Canadian Dollar Loans, Euro Loans or Swingline Loans, in whole or in part, (i) upon at least three (3) U.S. Government Securities Business Days’ irrevocable notice to the Administrative Agent with respect to Term SOFR Loans, (ii) upon at least four (4) Eurocurrency Banking Days’ irrevocable notice to the Administrative Agent with respect to Euro Loans, (iii) upon at least one (1) Canadian Business Day’s notice to the Administrative Agent with respect to Canadian Base Rate Loans, and (iv) upon irrevocable notice to the Administrative Agent on the same Business Day with respect to Base Rate Loans and Swingline Loans, in each case, given not later than 12:00 noon on the applicable date of notice and substantially in the form attached hereto as Exhibit D-1 (a “Notice of Revolving Repayment”), specifying (A) the date of repayment, (B) the amount of repayment, (C) whether

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the repayment is of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, (D) with respect to Revolving Credit Loans, whether the repayment is of Term SOFR Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (E) with respect to Canadian Dollar Loans, whether the repayment is of Term CORRA Loans, Canadian Base Rate Loans, or a combination thereof, and if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans, (ii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Term SOFR Loans, (iii) C$500,000 or a whole multiple of C$100,000 in excess thereof with respect to Canadian Base Rate Loans, (iv) C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof with respect to Term CORRA Loans, (v) 1,000,000 EUR or a whole multiple of 500,000 EUR in excess thereof with respect to Euro Loans and (vi) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans (or, in each case the remaining outstanding principal amount thereof). A Notice of Revolving Repayment received after 12:00 noon on the applicable day set forth above shall be deemed received on the next Business Day, U.S. Government Securities Business Day, Canadian Business Day or Eurocurrency Banking Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9. Notwithstanding the foregoing, any Notice of Revolving Repayment delivered in connection with any refinancing of all of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the US Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 5.9).
(d)Limitation on Repayment of Eurocurrency Rate Loans, Term SOFR Loans and Term CORRA Loans. The Borrowers may not repay any Eurocurrency Rate Loan, any Term SOFR Loan or any Term CORRA Loan on any day other than on the last day of the Interest Period applicable thereto, unless, in each case, such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(e)Payment of Interest. Each repayment pursuant to this Section shall be accompanied by accrued interest on the amount repaid.
(f)Hedging Agreements. No repayment pursuant to this Section shall affect any Borrower’s obligations under any Hedging Agreement.
SECTION II.6 Permanent Reduction of the Revolving Credit Commitment.
(a)Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date

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of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the US Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrowers from their obligations in respect thereof under Section 5.9).
(b)Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Dollar Equivalent of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, (ii) to the extent that the Canadian Dollar Commitment is reduced, the aggregate Dollar Equivalent of all outstanding Canadian Dollar Loans to the Canadian Dollar Commitment as so reduced, (iii) to the extent that the Euro Commitment is reduced, the aggregate Dollar Equivalent of all outstanding Euro Loans to the Euro Commitment as so reduced and (iv) to the extent that the Swingline Commitment is reduced, the aggregate Dollar Equivalent of all outstanding Swingline Loans to the Swingline Commitment as so reduced. If the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied in accordance with Section 13.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, all outstanding Swingline Loans, all outstanding Canadian Dollar Loans and all outstanding Euro Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Canadian Dollar Commitment, the Euro Commitment and the Revolving Credit Facility. Such Cash Collateral shall be applied in accordance with Section 13.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION II.7 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
SECTION II.8 Nature of Obligations. The obligations of the US Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Subsidiary Borrowers. The obligations of the Canadian Borrower hereunder and under the other Loan Documents shall be several in nature. The obligations of the Euro Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Canadian Borrower. Notwithstanding anything herein or in any Loan Document to the contrary, the obligations of any Subsidiary Borrower shall not be joint and several with the Obligations of the US Borrower and each other Subsidiary Borrower to the extent such joint and several liability would result in adverse tax consequences to the US Borrower.

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SECTION II.9 Incremental Loans.
(a)At any time following the Closing Date, the US Borrower, on behalf of the Borrowers, may by written notice to the Administrative Agent elect to request the establishment of:
(i)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest maturity date (any such additional term loan, an “Incremental Term Loan”); or
(ii)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and the Incremental Term Loans, the “Incremental Increases”);
provided that (1) the total aggregate initial principal amount (as of the date of incurrence thereof) of such requested Incremental Increases shall not exceed the Incremental Facilities Limit and (2) unless otherwise agreed by the Administrative Agent, the total aggregate amount for each Incremental Increase (and the Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrowers propose that any Incremental Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such later date as may be approved by the Administrative Agent). The US Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Increase (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Increase may elect or decline, in its sole discretion, to provide all or a portion of any Incremental Increase or any portion thereof. Any Incremental Increase shall become effective as of such Incremental Effective Date; provided that each of the following conditions has been satisfied or waived as of such Incremental Effective Date:
(A)no Default or Event of Default shall exist on such Incremental Effective Date immediately prior to or after giving effect to (1) any Incremental Increase, (2) the making of any Loans pursuant thereto and (3) any Permitted Acquisitions consummated in connection therewith;
(B)the Administrative Agent and the Lenders shall have received from the US Borrower an Officer’s Compliance Certificate demonstrating in form and substance reasonably satisfactory to the Administrative Agent, that (1) the Borrowers are in compliance with the financial covenants set forth in Section 10.1 and Section 10.2, in each case based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Increase, (y) the making of any Loans pursuant thereto (with any Incremental Increase being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;
(C)each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which

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case, such representation and warranty shall be true, correct and complete in all respects, on such Incremental Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(D)the proceeds of any Loans made pursuant to an Incremental Increase shall be used for general corporate purposes of the Borrowers and their respective Subsidiaries (including Permitted Acquisitions);
(E)each Incremental Increase (and the Loans made thereunder) shall constitute Obligations of the Borrowers and shall be guaranteed with the other Extensions of Credit on a pari passu basis;
(F)(1)    in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Incremental Amendment):
(a)such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the US Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;
(b)the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the US Borrower on the applicable Incremental Effective Date; and
(c)except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall be reasonably satisfactory to the Administrative Agent and the US Borrower, except to the extent otherwise provided in this Section 2.9;
(1)in the case of each Incremental Revolving Credit Facility Increase (the terms of which shall be set forth in the relevant Incremental Amendment):
(a)such Incremental Revolving Credit Facility Increase shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to fees, at a rate determined by the Administrative Agent, the applicable Incremental Lenders and the US Borrower, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Loans; it being acknowledged and agreed that interest rate margins and/or unused fees with respect to any Incremental Revolving Credit Facility Increase may be higher than the interest rate margins and/or facility fees applicable to the then existing Revolving Credit Commitments so long as the interest rate margins and/or facility fees, as

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applicable, for the initial Revolving Credit Facility shall be increased so that the interest rate margins and/or facility fees, as applicable, are equal to the interest rate margins and/or facility fees for such Incremental Revolving Credit Facility Increase; provided that, in determining the interest rate margins and facility fees applicable to the Incremental Revolving Credit Facility Increase and the then existing Revolving Credit Commitments, (AA) any upfront fees payable by the Borrowers to the Lenders under the then existing Revolving Credit Commitments or any Incremental Revolving Credit Facility Increase, in each case in the initial primary syndication thereof and the effects of any and all interest rate floors (including the Floor), shall be included (with such upfront fees being equated to interest based on an assumed four-year life to maturity), (BB) customary arrangement or commitment fees payable to any Arranger (or its affiliates) in connection with the then existing Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Revolving Credit Facility Increase shall be excluded and (CC) in the event that, at the time of determination, the Applicable Margin is determined based on a pricing grid, the interest rate margins and facility fees shall be measured for purposes of this clause (F) by reference to each level of the pricing grid; and
(b)the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans, Canadian Dollar Loans, Euro Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Incremental Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment);
(G) (1)     any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility; and
    (2)    any Incremental Lender with an Incremental Revolving Credit Facility Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Facility Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;
(H)such Incremental Increases shall be effected pursuant to one or more Incremental Amendments executed and delivered by the US Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental

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Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.9); and
(I)the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase and the Loans made thereunder), and other instruments and documents of the type required by Section 9.11 in each case as may be reasonably requested by the Administrative Agent in connection with any such transaction.
(b)(i)    The Incremental Term Loans shall be deemed to be Term Loans; provided that any such Incremental Term Loan that is not added to the outstanding principal balance of a pre-existing Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.
(i)The Incremental Lenders shall be included in any determination of the Required Lenders, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
(c)(i)    On any Incremental Effective Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the applicable Borrower in accordance with, and at the times specified in the applicable Incremental Amendment and the request for such Incremental Term Loan in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to its allocated portion of such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
(i)On any Incremental Effective Date on which any Incremental Revolving Credit Facility Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender party to the applicable Incremental Amendment and committing to provide a portion of such Incremental Revolving Credit Facility Increase shall become a Revolving Credit Lender hereunder with respect to its allocated portion of such Incremental Revolving Credit Facility Increase.
SECTION II.10 Extension of Revolving Credit Maturity Date.
(a)At least 45 days but not more than 60 days prior to any anniversary of the Closing Date, the US Borrower, by written notice (each, an “Extension Notice”) to the Administrative Agent, may request an extension of the Revolving Credit Maturity Date in effect at such time by one year from its then scheduled expiration; provided that in no event shall (i) the US Borrower make more than two (2) such requests during the term of this Agreement, (ii) there be more than three (3) separate Revolving Credit Maturity Dates at any time; (iii) the Revolving Credit Maturity Date be extended beyond September 30, 2031; and (iv) the US Borrower make more than one such request in any year. The Administrative Agent shall promptly notify each Revolving Credit Lender of such request, and each Revolving Credit Lender shall in turn, in its sole discretion, not later than 20 days following the date of such Extension Notice, notify the US Borrower and the Administrative Agent in writing as to whether such Revolving Credit Lender will consent to such extension. If any Revolving Credit Lender shall fail to

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notify the Administrative Agent and the US Borrower in writing of its consent to any such request for extension of the Revolving Credit Maturity Date within 20 days following the date of such Extension Notice, such Revolving Credit Lender shall be deemed to be a Non-Extending Lender with respect to such request. The Administrative Agent shall notify the US Borrower not later than 15 days prior to the applicable anniversary date (or such later time as agreed between the US Borrower and the Administrative Agent) of the decision of the Revolving Credit Lenders regarding the US Borrower’s request for an extension of the Revolving Credit Maturity Date.
(b)If all the Revolving Credit Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.10, the Revolving Credit Maturity Date in effect at such time shall, effective as at the applicable anniversary date (each, an “Extension Date”), be extended for one year; provided that on each Extension Date, the conditions set forth in Section 6.2 shall be satisfied. If fewer than all of the Revolving Credit Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.10, the Revolving Credit Maturity Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.10, be extended as to those Revolving Credit Lenders that so consented (each an “Extending Lender”) but shall not be extended as to any other Revolving Credit Lender (each a “Non-Extending Lender”). To the extent that the Revolving Credit Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.10 and the Revolving Credit Commitment of such Non-Extending Lender is not assumed in accordance with subsection (c) of this Section 2.10 on or prior to the applicable Extension Date, each Revolving Credit Commitment of such Non-Extending Lender shall automatically terminate in whole on such unextended Revolving Credit Maturity Date without any further notice or other action by the US Borrower, such Non-Extending Lender or any other Person. It is understood and agreed that no Revolving Credit Lender shall have any obligation whatsoever to agree to any request made by the US Borrower for any requested extension of the Revolving Credit Maturity Date. The failure of a Revolving Credit Lender to respond to a notice of such an increase will be deemed an election by such Revolving Credit Lender not to participate therein.
(c)If fewer than all of the Revolving Credit Lenders consent to any such request pursuant to subsection (a) of this Section 2.10, the Administrative Agent shall promptly so notify the Extending Lenders, and each Extending Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days prior to the Extension Date (or such later time as agreed between the US Borrower and the Administrative Agent) of the amount of the Non-Extending Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment. If the Extending Lenders notify the Administrative Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Extending Lenders, such Revolving Credit Commitments shall be allocated among the Extending Lenders willing to accept such assignments in such amounts as are agreed between the US Borrower and the Administrative Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remain any Revolving Credit Commitments of Non-Extending Lenders, the US Borrower may arrange for one or more Extending Lenders or other Eligible Assignees (each, an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Extending Lender’s Revolving Credit Commitment and all of the obligations of such Non-Extending Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Credit Commitment of such Non-Extending Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

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(i)such assignment or substitution shall (A) be in accordance with and subject to the restrictions contained in, and consents required by, Section 15.11 and (B) not conflict with Applicable Law; and
(ii)such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, Swingline Loans, Canadian Dollar Loans and Euro Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the Assuming Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).
At least five (5) Business Days prior to any Extension Date (or such later time as agreed between the US Borrower and the Administrative Agent), (A) each such Assuming Lender, if any, shall have delivered to the US Borrower and the Administrative Agent an Assignment and Assumption, duly executed by such Assuming Lender, such Non-Extending Lender, the US Borrower and the Administrative Agent, (B) any such Extending Lender shall have delivered confirmation in writing satisfactory to the US Borrower and the Administrative Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Extending Lender being replaced pursuant to this Section 2.10 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Extending Lender. Upon receipt of the executed Assignment and Assumption referenced in clause (A) above and the payment or prepayment of all amounts referred to in clauses (i) and (ii) above, each such Extending Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Extending Lender under this Agreement and shall be a Revolving Credit Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Extending Lender hereunder shall, by the provisions hereof, be released and discharged.
(d)If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.10) Revolving Credit Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than three (3) Business Days prior to such Extension Date (or such later time as agreed between the US Borrower and the Administrative Agent), the Administrative Agent shall so notify the US Borrower, and, subject to (i) the satisfaction of the conditions in Section 6.2 and (ii) the written consent of the US Borrower, the Revolving Credit Maturity Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.10, and all references in this Agreement, and in the Notes, if any, to the “Revolving Credit Maturity Date” shall, with respect to each Extending Lender and each Assuming Lender for such Extension Date, refer to the Revolving Credit Maturity Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Revolving Credit Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such Assuming Lender.
(e)Conflicting Provisions. This Section shall supersede any provisions in Section 5.4 or 15.2 to the contrary.

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ARTICLE III

LETTER OF CREDIT FACILITY
SECTION III.1 L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the US Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, based upon the Dollar Equivalent of all outstanding Loans (other than Term Loans) and L/C Obligations, the aggregate amount of all outstanding L/C Obligations would exceed the lesser of (a) the L/C Commitment or (b) the Revolving Credit Commitment less the sum of the aggregate principal amount of all outstanding Loans (other than Term Loans). Each Letter of Credit (other than the Existing Letters of Credit) shall (i) be denominated in Dollars in a minimum amount of $30,000 or a lesser amount acceptable to the applicable Issuing Lender and the Administrative Agent, (ii) be a standby letter of credit or a trade letter of credit issued to support obligations of the US Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no later than the earlier of (A) five (5) Business Days prior to the Revolving Credit Maturity Date and (B) one year after its date of issuance, and (iv) be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.
SECTION III.2 Procedure for Issuance of Letters of Credit. The US Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the US Borrower. The applicable Issuing Lender shall promptly furnish to the US Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

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SECTION III.3 Commissions and Other Charges.
(a)Letter of Credit Commissions. Subject to Section 5.16(a)(iii), the US Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are Term SOFR Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing December 31, 2024), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.
(b)Issuance Fee. In addition to the foregoing commission, the US Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the applicable Fee Letter executed by such Issuing Lender and the US Borrower. Unless otherwise provided in the applicable Fee Letter, such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit (but in no event earlier than December 31, 2024), on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender (through the Administrative Agent).
(c)Other Costs. In addition to the foregoing fees and commissions, the US Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
SECTION III.4 L/C Participations.
(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the US Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn, shall pay such

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Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the US Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
SECTION III.5 Reimbursement Obligation of the US Borrower. In the event of any drawing under any Letter of Credit, the US Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the US Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the US Borrower shall immediately notify such Issuing Lender that the US Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the US Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.4(a) or Article VI. If the US Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION III.6 Obligations Absolute. The US Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the

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US Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The US Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the US Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The US Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the US Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the US Borrower. The responsibility of any Issuing Lender to the US Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
SECTION III.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION III.8 Resignation of Issuing Lenders. Without limiting the generality of Section 14.6(c):
(a)any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the US Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the US Borrower and the Administrative Agent); and
(b)any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the L/C Participants to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the US Borrower may, or at the request of such resigned Issuing Lender, the US Borrower shall use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION III.9 Reporting of Letter of Credit Information. At any time that there is an Issuing Lender that is not also the financial institution acting as the Administrative Agent, then (a) on the last Business Day of each calendar quarter (commencing December 31, 2024), (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, (d) each date a Letter of Credit is drawn upon or

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reimbursed and (e) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c), (d) or (e) of this Section 3.9, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrowers or any L/C Participant hereunder with respect to its reimbursement and participation obligations hereunder.
ARTICLE IV
TERM LOAN FACILITY
SECTION IV.1 Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the US Borrower requested (i) an initial draw of the Initial Term Loan and each Term Loan Lender made an Initial Term Loan on December 15, 2021, in a principal amount equal to $250,000,000 and (ii) a second draw of the Initial Term Loan and each Term Loan Lender made an Initial Term Loan on January 4, 2022, in a principal amount equal to $250,000,000.
SECTION IV.2 Procedure for Advance of Term Loans.
(a)[Reserved].
(b)Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 2.9.
SECTION IV.3 Repayment of Term Loan.
(a)Initial Term Loan. The Borrowers shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each fiscal quarter as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof.

PAYMENT DATE	PERCENTAGE OF ORIGINAL PRINCIPAL AMOUNT OF EACH DRAW OF INITIAL TERM LOAN
September 30, 2024	1.25%
December 31, 2024	1.25%
March 31, 2025	1.25%
June 30, 2025	1.25%
September 30, 2025	2.50%
December 31, 2025	2.50%
March 31, 2026	2.50%
June 30, 2026	2.50%
Term Loan Maturity Date	Remaining principal balance

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If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.
(b)Incremental Term Loans. Any Incremental Term Loans shall be borrowed, and the Borrowers shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined, pursuant to, and in accordance with Section 2.9.
SECTION IV.4 Prepayments of Term Loan.
(a)Initial Term Loans. After the Closing Date, the US Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Initial Term Loans in whole or in part, upon delivery to the Administrative Agent of an irrevocable notice, substantially in the form attached hereto as Exhibit D-2 (a “Notice of Term Repayment”) not later than 12:00 noon (i) on the same Business Day as such prepayment with respect to Base Rate Loans, and (ii) at least three (3) U.S. Government Securities Business Days prior to such prepayment with respect to a Term SOFR Loan, specifying the date and amount of repayment, whether the repayment is of Term SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment pursuant to this Section 4.4 shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to reduce, on a pro rata basis, the outstanding scheduled principal installments of the Initial Term Loans. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9. A Notice of Term Repayment received after the times set forth above shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable, the Administrative Agent shall promptly notify the Term Loan Lenders of each such Notice of Term Repayment. Notwithstanding the foregoing, any Notice of Term Repayment delivered in connection with any refinancing of all of a Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the US Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the US Borrower from its obligations in respect thereof under Section 5.9.
(b)Incremental Term Loans. Any Incremental Term Loan may be prepaid in accordance with the terms and provisions of the Incremental Amendment.
ARTICLE V

GENERAL LOAN PROVISIONS
SECTION V.1 Interest.
(a)Interest Rate Options. Subject to the provisions of this Section and to Section 5.8(c), at the election of the US Borrower, on behalf of itself and the Subsidiary Borrowers:
(i)Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Adjusted Term SOFR plus the Applicable Margin;
(ii)Canadian Dollar Loans shall bear interest at (A) the Canadian Base Rate plus the Applicable Margin or (B) Adjusted Term CORRA plus the Applicable Margin;

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(iii)Euro Loans shall bear interest at the Adjusted Eurocurrency Rate plus the Applicable Margin; and
(iv)Swingline Loans shall bear interest at either (A) the Term SOFR Swingline Rate plus the Applicable Margin or (B) the Base Rate plus the Applicable Margin.
The US Borrower, on behalf of itself and the Subsidiary Borrowers, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Revolving Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Revolving Credit Loan or Term Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Any Canadian Dollar Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Canadian Base Rate Loan. Any Eurocurrency Rate Loan, Term SOFR Loan, Term CORRA Loan or any portion thereof as to which the US Borrower has not duly specified an Interest Period as provided herein shall be deemed a Eurocurrency Rate Loan, Term SOFR Loan or a Term CORRA Loan, as applicable, with an Interest Period of one (1) month.
(b)Interest Periods. In connection with each Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan, as applicable, the US Borrower, on behalf of itself and the Subsidiary Borrowers, by giving notice at the times described in Section 2.4 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, which Interest Period shall be a period of one (1), three (3), or six (6) months, or such Term CORRA Loan, which Interest Period shall be a period of one (1) or three (3) months; provided that:
(i)the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan, as applicable, would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)any Interest Period with respect to a Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the US Borrower so as to permit the Borrowers to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;
(v)there shall be no more than twenty (20) Interest Periods in effect at any time; and

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(vi)no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Revolving Borrowing or Notice of Conversion/Continuation.
(c)Default Rate. Subject to Section 13.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrowers shall no longer have the option to request Eurocurrency Rate Loans, Term SOFR Loans, Swingline Loans, Canadian Dollar Loans or Letters of Credit, (ii) all outstanding Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Term CORRA Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to Term CORRA Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Canadian Base Rate Loans, (iv) all outstanding Canadian Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Canadian Base Rate Loans, (v) all outstanding Euro Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to Euro Loans, and (vi) all outstanding Base Rate Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. The interest accrued pursuant to this Section 5.1(c) shall be payable by the applicable Borrower on demand of the Administrative Agent.
(d)Interest Payment and Computation. Interest on each Base Rate Loan, each Canadian Base Rate Loan and each Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2024; and interest on each Eurocurrency Rate Loan, Term SOFR Loan and each Term CORRA Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and Canadian Dollar Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and assessed for the actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).
(e)Maximum Rate.
(i)In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (A) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (B) apply such excess to the principal balance of the Obligations on a pro rata basis.

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It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
(ii)Notwithstanding the provisions of this Section 5.1 or any other provision of this Agreement and with respect to the Canadian Borrower, in no event shall the aggregate “interest” (as such term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as such term is defined in Section 347 of the Criminal Code (Canada)) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries qualified for a period of ten (10) years and appointed by the Canadian Dollar Lender will be conclusive for the purposes of such determination. A certificate of an authorized signing officer of the Canadian Dollar Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.
(f)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the US Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
(g)Interest Act (Canada). For the purposes of the Interest Act (Canada) with respect to the Canadian Borrower, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
SECTION V.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of itself and the Canadian Borrower, shall have the option to (a) convert all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans, (b) convert all or any portion of any outstanding Canadian Base Rate Loan in a principal amount equal to C$1,000,000 or any whole multiple of C$1,000,000 in excess thereof (or such lesser amount as shall represent all of the Canadian Base Rate Loans then outstanding) into one or more Term CORRA Loans, or (c) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Term SOFR Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans, (ii) convert all or any part of its outstanding Term CORRA Loans in a principal amount of C$500,000 or a whole multiple of C$100,000 in excess thereof (or such lesser amount as shall represent all of the Term CORRA Loans then

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outstanding) into Canadian Base Rate Loans or (iii) continue Term SOFR Loans or Term CORRA Loans, as applicable, as Term SOFR Loans or Term CORRA Loans, as applicable. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of the Euro Borrower, may, upon the expiration of any Interest Period with respect to a Euro Loan, continue such Euro Loan for additional Interest Periods. Whenever the US Borrower desires to convert or continue Loans as provided above, the US Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon (x) three (3) U.S. Government Securities Business Days in the case of Term SOFR Loans, (y) four (4) Eurocurrency Banking Days in the case of the Euro Loans, or (z) one (1) Canadian Business Day for Canadian Base Rate Loans before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan, Term SOFR Loans or any Term CORRA Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan, Term SOFR Loan or Term CORRA Loan. If the US Borrower fails to timely deliver a Notice of Conversion/Continuation with respect to (x) a Term SOFR Loan prior to the end of the applicable Interest Period therefor, then such Loan shall be automatically converted to a Base Rate Loan at end of such Interest Period, (y) a Eurocurrency Rate Loan denominated in Euros prior to the end of the applicable Interest Period therefor, then such Loan shall, at end of such Interest Period, be automatically continued as a Eurocurrency Rate Loan with an Interest Period of one month and (z) a Term CORRA Loan prior to the end of the applicable Interest Period therefor, then such Loan shall be automatically converted to a Canadian Base Rate Loan at the end of such Interest Period. The Administrative Agent shall promptly notify the applicable Lenders of such Notice of Conversion/Continuation.
SECTION V.3 Fees.
(a)Facility Fee. Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable facility fee (the “Facility Fee”) at a rate per annum equal to the Applicable Margin on the Revolving Credit Commitment (regardless of usage), subject to adjustment as provided in Section 5.16(a)(iii). The Facility Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2024 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender have been made) and the Revolving Credit Commitments have been terminated. Such facility fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)[Reserved].
(c)Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent, the Arrangers and their respective Affiliates for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Administrative Agent, the Arrangers and their respective Affiliates, for their own account, the fees set forth in the applicable Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

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SECTION V.4 Manner of Payment.
(a)Loans Denominated in Dollars. Each payment by the US Borrower on account of the principal of or interest on any Loan or Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Section 5.4(b) or (c)) shall be made in Dollars not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the applicable Lenders (other than as set forth below) pro rata in accordance with their respective applicable Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(b)Canadian Dollar Loans. Each payment by the Borrowers on account of the principal of or interest on the Canadian Dollar Loans shall be made in Canadian Dollars not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent’s account with the Canadian Dollar Lender for the account of the Canadian Dollar Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(c)Euro Loans. Each payment by the Borrowers on account of the principal of or interest on the Euro Loans shall be made in Euros not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent’s account with the Euro Lender for the account of the Euro Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(d)General Payment Provisions. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each applicable Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s applicable Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 15.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Each payment to the Administrative Agent with respect to Swingline Loans (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Each payment to the Administrative Agent with respect to the Canadian Dollar Loans (including, without limitation, the Canadian Dollar Lender’s fees or expenses) shall be made for the account of the Canadian Dollar Lender. Each payment to the Administrative Agent with respect to the Euro Loans

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(including, without limitation, the Euro Lender’s fees or expenses) shall be made for the account of the Euro Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(e)Defaulting Lenders. Notwithstanding the foregoing clauses (a), (b), (c) and (d) if there exists a Defaulting Lender, each payment by a Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.16(a)(ii).
SECTION V.5 Evidence of Indebtedness.
(a)Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Term Loan Note, a Canadian Note, a Euro Note and/or a Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans, Canadian Dollar Loans, Euro Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Canadian Dollar Loans, Euro Loans, Swingline Loans and Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION V.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 15.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

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(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 5.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Canadian Dollar Loans, Euro Loans, Swingline Loans and Letters of Credit to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION V.7 Obligations of Lenders.
(a)Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent in the applicable Permitted Currency, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at:
(i)in the case of a payment to be made by such Lender, (A) with respect to any Loan denominated in Dollars, the greater of (1) the applicable Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) with respect to any Loan denominated in an Alternative Currency, the greater of (1) a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
(ii)in the case of a payment to be made by such Borrower, (A) with respect to any Loan denominated in Dollars, the interest rate applicable to Base Rate Loans and (B) with respect to any Loan denominated in an Alternative Currency, a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.

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If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by a Borrower shall be without prejudice to any claim a Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit or participate in Swingline Loans, Canadian Dollar Loans or Euro Loans or make other payments hereunder, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
SECTION V.8 Changed Circumstances.
(a)Circumstances Affecting Eurocurrency Rates, Term CORRA and Term SOFR. Subject to clause (c) below, in connection with any Term SOFR Loan, Term CORRA Loan, Eurocurrency Rate Loan or Term SOFR Swingline Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR, Adjusted Term CORRA, a Eurocurrency Rate or the Term SOFR Swingline Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR, Adjusted Term CORRA, such Eurocurrency Rate or the Term SOFR Swingline Rate, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Loan, Term CORRA Loan or Eurocurrency Rate Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Term CORRA Loan or Eurocurrency Rate Loan, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Term CORRA Loan or Eurocurrency Rate Loan, as applicable, or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR, Adjusted Term CORRA or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR, Adjusted Term CORRA or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the US Borrower. Upon notice thereof by the Administrative Agent to the US Borrower, (A) any obligation of the Lenders to make Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans, as applicable, in each such Currency, and any right of the Borrowers to convert any Loan in each such Currency (if applicable) to or continue any Loan as a Term SOFR Loan, Term CORRA Loan or a Eurocurrency Rate Loan, as applicable, in each such

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Currency, shall be suspended (to the extent of the affected Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice and (B) if such determination affects the calculation of Base Rate or the Term SOFR Swingline Rate, (1) the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate” and (2) any obligation of the Swingline Lender to make Term SOFR Swingline Loans shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the US Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans in each such affected Currency (to the extent of the affected Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans, Term CORRA Loans or Eurocurrency Rate Loans, the affected Interest Periods) and, if applicable, Term SOFR Swingline Loans or, failing that, (I) in the case of any request for a borrowing of an affected Term SOFR Loan, the US Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein, (II) in the case of any request for a borrowing of or conversion to a Term CORRA Loan, the US Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Base Rate Loans in the amount specified therein, (III) in the case of any request for a borrowing of or conversion to a Term SOFR Swingline Loan, the US Borrower will be deemed to have converted any such request into a request for borrowing of or conversion to a Base Rate Swingline Loan and (IV) in the case of any request for a borrowing of an affected Eurocurrency Rate Loan in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, (II) any outstanding Term CORRA Loans will be deemed to have been converted into Canadian Base Rate Loans at the end of the applicable Interest Period, (III) any outstanding affected Term SOFR Swingline Loans will be deemed to have been immediately converted into Base Rate Swingline Loans and (IV) any outstanding affected Eurocurrency Rate Loans, at the US Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (2) be prepaid in full immediately at the end of the applicable Interest Period; provided that if no election is made by the US Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the US Borrower of such notice or (y) the last day of the current Interest Period, the US Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the US Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(b)Laws Affecting Eurocurrency Rate, Term SOFR, Term CORRA or Term SOFR Swingline Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, Term CORRA Loan, Term SOFR Swingline Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, the Term CORRA Reference Rate, Term CORRA, Adjusted Term CORRA, or the Term SOFR Swingline Rate such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the US

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Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the US Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, Eurocurrency Rate Loans, Term CORRA Loans or Term SOFR Swingline Loans, as applicable, in the affected Currency or Currencies, and any right of the Borrowers to convert any Loan denominated in Dollars to a Term SOFR Loan or Term SOFR Swingline Loan, as applicable, to convert any Loan denominated in Canadian Dollars to a Term CORRA Loan or continue any Loan as a Term SOFR Loan, Term CORRA Loan, a Eurocurrency Rate Loan or a Term SOFR Swingline Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate or the Canadian Base Rate, as applicable, without reference to clause (c) of the definition of “Base Rate” or clause (b) of the definition of “Canadian Base Rate”, as applicable, in each case until each such affected Lender notifies the Administrative Agent and the US Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, (A) the US Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (I) convert all Term SOFR Loans to Base Rate Loans, (II) convert all Term CORRA Loans to Canadian Base Rate Loans and (III) convert all Eurocurrency Rate Loans denominated in an affected Alternative Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate” and the Canadian Base Rate without reference to clause (b) of the definition of “Canadian Base Rate”, as applicable), with respect to Eurocurrency Rate Loans, Term CORRA Loans or Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Loans, Term CORRA Loans or Term SOFR Loans, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, Term CORRA Loans or Term SOFR Loans, as applicable, to such day, (B) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate” and compute the Canadian Base Rate without reference to clause (b) of the definition of “Canadian Base Rate” and (C) the US Borrower shall, if necessary to avoid such illegality, upon demand from the Swingline Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Swingline Loans to Base Rate Swingline Loans (with the Base Rate calculated in accordance with clause (B) above), in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR, Adjusted Term SOFR, Term CORRA, the Eurocurrency Rate, Adjusted Eurocurrency Rate or Term SOFR Swingline Rate, as applicable. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement.
(A)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the US Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the US Borrower so long as the Administrative Agent has not

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received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the US Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the US Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or the Term CORRA Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the US Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the US Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans, Term SOFR Swingline Loans, Term CORRA Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any

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Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans and Term SOFR Swingline Loans, the US Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein, (II) in the case of any request for any affected Term CORRA Loans, the US Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Base Rate Loans in the amount specified therein and (III) in the case of any request for any affected Eurocurrency Rate Loan, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period, (II) any outstanding affected Term CORRA Loans will be deemed to have been converted into Canadian Base Rate Loans at the end of the applicable Interest Period and (III) any outstanding affected Eurocurrency Rate Loans, at the US Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that, with respect to any Eurocurrency Rate Loan, if no election is made by the US Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the US Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan or Term CORRA Loan, the US Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the US Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate or Canadian Base Rate, as applicable, based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate or Canadian Base Rate, as the case may be.
(a)Alternative Currencies. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, or (iii) such currency being impracticable for the applicable Lenders to loan (each of clauses (i), (ii) and (iii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the US Borrower, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.
SECTION V.9 Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, a Term CORRA Loan or a Eurocurrency Rate Loan, (b) any failure of such Borrower to borrow or continue a Term SOFR Loan, a Term CORRA Loan or a Eurocurrency Rate Loan or convert to a Term SOFR Loan or Term CORRA Loan on a date specified therefor in a Notice of Revolving Borrowing or Notice of Conversion/Continuation, (c) any failure of such Borrower

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to prepay any Term SOFR Loan, Term CORRA Loan or Eurocurrency Rate Loan on a date specified therefor in any Notice of Revolving Repayment or Notice of Term Repayment (regardless of whether any such Notice of Revolving Repayment or Notice of Term Repayment may be revoked under Section 2.4(c) or Section 4.4(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Term SOFR Loan, Term CORRA Loan or Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Eurocurrency Rate Loan, Term CORRA Loan or Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 5.12(b). In the case of a Eurocurrency Rate Loan or Term CORRA Loan, as applicable, the amount of such loss, cost or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurocurrency Rate Loans or Term CORRA Loans in the London or other applicable offshore interbank market for such Currency, whether or not such Loan was in fact so funded, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the US Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION V.10 Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Lender or (with respect to Eurocurrency Rate Loans or Term CORRA Loans) the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Canadian Dollar Loan, Euro Loan or Letter

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of Credit (or of maintaining its obligation to participate in or to issue any Canadian Dollar Loan, Euro Loan or Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or such other Recipient, the Borrowers shall promptly pay to any such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Lender or the Loans made by, or participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans held by, such Lender or such Issuing Lender or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender, an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender, any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender, an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, such Issuing Lender or any other Recipient, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION V.11 Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such

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payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the US Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Applicable Law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the applicable Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)duly completed copies of IRS Form W-8BEN-E (or W-8BEN if applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(ii)duly completed copies of IRS Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN-E (or W-8BEN if applicable), or
(iv)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit applicable Borrower to determine the withholding or deduction required to be made.
Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the US Borrower, on behalf of itself and the Subsidiary Borrowers, as the Administrative Agent or the US Borrower, on behalf of itself and the Subsidiary Borrowers, shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under Applicable Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Applicable Law to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Applicable Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Applicable Law in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
(f)Without limiting the generality of the provisions of Section 5.11(e), if a payment made to a Lender pursuant to this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the US Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
(h)Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
SECTION V.12 Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender, at the request of the Borrowers, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. (i) If any Lender requests compensation under Section 5.10, (ii) if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or (ii) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 and Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

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(A)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 15.11;
(B)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, Swingline Loans, Euro Loans and Canadian Dollar Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(C)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(D)    such assignment does not conflict with Applicable Law; and
(E)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 5.12 may be effected pursuant to an Assignment and Assumption executed by the US Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrowers to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION V.13 Redenomination of Alternative Currency Loans.
(a)If any Canadian Dollar Loan is required to bear interest based at the Base Rate or any component thereof rather than the Canadian Base Rate or Adjusted Term CORRA pursuant to any applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Equivalent of such Canadian Dollar Loan, all subject to the provisions of Section 2.4(b). The US Borrower and the Canadian Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 5.9.
(b)If any Euro Loan is required to bear interest based at the Base Rate or any component thereof rather than the Eurocurrency Rate pursuant to any applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Equivalent of such Euro Loan, all subject to the

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provisions of Section 2.4(b). The US Borrower and the Euro Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 5.9.
SECTION V.14 US Borrower as Agent for Subsidiary Borrowers. Each of the Subsidiary Borrowers hereby irrevocably appoints and authorizes the US Borrower (a) to provide the Administrative Agent with all notices with respect to Extensions of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the US Borrower deems appropriate on its behalf to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the US Borrower of any summons, notice or other similar item shall be deemed effective receipt by the Borrowers and their respective Subsidiaries.
SECTION V.15 Cash Collateral.
(a)General. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender, the Swingline Lender or any Revolving Credit Lender (in each case, with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Canadian Dollar Lender, the Euro Lender, each Issuing Lender and the Swingline Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of, Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans, to be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender, the Swingline Lender and the Revolving Credit Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.15 or Section 5.16 in respect of Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.15 following (i) the elimination of the applicable Fronting Exposure

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(including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender), or (ii) the determination by the Administrative Agent, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.16, the Person providing Cash Collateral, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION V.16 Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.2.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize future Fronting Exposure with respect to such Defaulting Lender with respect to future Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans issued or made under this Agreement, in accordance with Section 5.15; sixth, to the payment of any amounts owing to the Lenders, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Canadian Dollar Lender, the Euro Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or

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Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 5.15.
(B)Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.15.
(C)With respect to any Facility Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Canadian Dollar Loans, Euro Loans, L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Canadian Dollar Lender, the Euro Lender, each Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Canadian Dollar Lender’s, the Euro Lender’s, such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 15.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder

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against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Canadian Dollar Loans, Euro Loans and Swingline Loans on a pro rata basis in an amount equal to such Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ respective Fronting Exposures in accordance with the procedures set forth in Section 5.15.
(b)Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 5.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Canadian Dollar Loans/Euro Loans/Swingline Loans/Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) the Canadian Dollar Lender the shall not be required to fund any Canadian Dollar Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Canadian Dollar Loan, (ii) the Euro Lender the shall not be required to fund any Euro Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Euro Loan, (iii) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (iv) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING
SECTION VI.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans, if any, or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Canadian Note in favor of the Canadian Dollar Lender (if requested thereby), a Euro Note in favor of the Euro Lender (if requested thereby), a Swingline Note in

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favor of the Swingline Lender (if requested thereby), the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(b)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)Officer’s Certificate of the US Borrower. A certificate from a Responsible Officer of the US Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects as of the Closing Date (except (x) any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date and (y) to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true, correct and complete in all respects as of the Closing Date), (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents, (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
(ii)Certificate of Responsible Officer of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or equivalent documentation) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority (other than in the case of the Canadian Borrower) in its jurisdiction of incorporation or formation, (B) the bylaws (or equivalent documentation) of such Credit Party as in effect on the Closing Date (or in lieu of attaching, certifying that there has been no change since the last bylaws (or equivalent documentation) delivered to the Administrative Agent under the Existing Credit Agreement), (C) resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii)Certificates of Good Standing. Certificates as of a recent date of the good standing or status of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv)Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (including, without limitation, opinions of foreign counsel to the Credit Parties), which such opinions shall (unless otherwise agreed to by the Administrative Agent) expressly permit reliance by successors and permitted assigns of the Administrative Agent and the Lenders.
(v)Liability Insurance. The Administrative Agent shall have received certificates evidencing the insurance required to be maintained pursuant to Section 9.3, evidence of payment

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of all insurance premiums for the current policy year of each insurance policy and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of each insurance policy in form and substance reasonably satisfactory to the Administrative Agent.
(c)Consents; Defaults.
(i)Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(ii)No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or could reasonably be expected to have a Material Adverse Effect.
(iii)No Material Adverse Effect. Since December 31, 2023, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)Financial Matters.
(i)Financial Projections. The Administrative Agent shall have received financial projections with respect to the US Borrower and its Subsidiaries prepared by a Responsible Officer of the US Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for the term of the Credit Facility.
(ii)Financial Condition Certificate. The US Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the US Borrower, that after giving effect to the transactions contemplated hereby and under the other Loan Documents (A) the US Borrower and each of its Subsidiaries are each Solvent, (B) the payables of each Borrower and each of its Subsidiaries are current and not past due (except to the extent consistent with the past practice of the Borrowers and their respective Subsidiaries), (C) attached thereto are calculations evidencing compliance on a Pro Forma Basis with the covenants contained in Article X hereof and (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrowers and their respective Subsidiaries.

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(iii)Payment at Closing. The Borrowers shall have paid to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(e)Miscellaneous.
(i)Notice of Borrowing. With respect to any amounts to be borrowed on the Closing Date, the Administrative Agent shall have received a notice of borrowing from the US Borrower in accordance with Section 2.4(a), as applicable, and a Notice of Account Designation from the US Borrower specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)Existing Facility. All indebtedness (including, without limitation, all accrued interest and fees) under the Existing Facility (other than indebtedness with respect to (x) Existing Letters of Credit and (y) the Initial Term Loan and all accrued interest thereunder) shall be refinanced and replaced by the Revolving Credit Facility and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment and/or the Initial Term Loans of the Lenders hereunder on the Closing Date.
(iii)PATRIOT Act. The Borrowers and each of the Subsidiary Guarantors shall have provided at least five (5) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Administrative Agent) to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act and any other Anti-Money Laundering Laws.
(iv)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Sections 14.3(c) and 14.4, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION VI.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan, any Issuing Lender to issue or extend any Letter of Credit and/or each extension of the Revolving Credit Commitments pursuant to Section 2.10 are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(a)Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects (except to the extent such

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representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)Notices. The Administrative Agent shall have received a Notice of Revolving Borrowing, Letter of Credit Application or Notice of Conversion/Continuation, as applicable, from the US Borrower in accordance with Section 2.4(a), Section 3.2 or Section 5.2, as applicable.
(d)Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
SECTION VII.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
(a)Organization; Power; Qualification. Each of the US Borrower and its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be qualified or authorized, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the US Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a). No Credit Party nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party. As of the Closing Date, the US Borrower is subject to an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation.
(b)Ownership. Each Subsidiary of the US Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the US Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders or other owners, as applicable, of the Subsidiaries of the US Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock

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purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the US Borrower or its Subsidiaries, except as described on Schedule 7.1(b).
(c)Authorization of Agreement, Loan Documents and Borrowing. Each of the US Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the US Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the US Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(d)Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the US Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the US Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the US Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(e)Compliance with Law; Governmental Approvals. Each of the US Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to it or any of its respective properties, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(f)Tax Returns and Payments. Each of the US Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, provincial, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity

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of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided for on the books of the US Borrower and its Subsidiaries and no Lien exists). Such returns accurately reflect in all material respects all liability for taxes of the US Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the US Borrower and its Subsidiaries in each case, except as could not reasonably be expected to have a liability in excess of $5,000,000. No Governmental Authority has asserted any Lien or other claim against the US Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged, resolved or adequately reserved for on the books of the US Borrower and its Subsidiaries. The charges, accruals and reserves on the books of the US Borrower and any of its Subsidiaries in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of the US Borrower and any of its Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years beyond those for which such reserves have been made.
(g)Intellectual Property Matters. Each of the US Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are required to conduct its business, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the US Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except any such revocation, termination or liability as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(h)Environmental Matters.
(i)The properties owned, leased or operated by the US Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(ii)The US Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination, that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(iii)Neither the US Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the US Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, noncompliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(iv)Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the US Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(v)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which the US Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to US Borrower, any Subsidiary or such properties or such operations; except where such proceeding, action, degree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(vi)There has been no release, or to the best of the Borrowers’ knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the US Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(i)ERISA and Related Matters.
(i)As of the Closing Date, neither the US Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i).
(ii)The US Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the US Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan or any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, except in each case for a liability that could not reasonably be expected to have a Material Adverse Effect.
(iii)As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has there been a determination that any Pension Plan is considered an at-risk plan or a

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Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the US Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Sections 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.
(iv)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the US Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.
(v)No Termination Event has occurred or is reasonably expected to occur.
(vi)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the US Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
(vii)Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.
(viii)The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the US Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $2,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(ix)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all Applicable Laws, except where failure to so comply, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and other payments required by applicable Non-U.S. Plan documents or Applicable Laws have been made or remitted or accrued to or in respect of the Non-U.S. Plans in accordance with such Non-U.S. Plan documents and Applicable Laws, except where failure to do so, individually or in the aggregate, could not be reasonably expected to have a Material Adverse

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Effect. The Non-U.S. Plans, to the extent required for the Tax status intended for such plans, are duly registered under Tax legislation and any other Applicable Laws which require registration and no event has occurred which could cause the loss of such registered status except where failure to register or the loss of registered status, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the Non-U.S. Plans or the assets thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(x)None of the Credit Parties or any Subsidiary has established, is bound by, is subject to, or has any liability or contingent liability under, a Canadian Defined Benefit Plan. None of the Credit Parties nor any Subsidiary has at any time been an employer in, or has participated in, or has contributed to or has been required to contribute to, a Canadian Defined Benefit Plan in respect of which it currently has any liability or contingent liability.
(j)Margin Stock. Neither the US Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the US Borrower only or of the US Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness referred to in Section 13.1(g) will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the US Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.
(k)Government Regulation. Neither the US Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the US Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
(l)Material Contracts. Neither the US Borrower nor any Subsidiary (nor, to the knowledge of the Borrowers, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
(m)Employee Relations. Each of the US Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.
(n)Burdensome Provisions. Neither the US Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership

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restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The US Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the US Borrower or any Subsidiary or to transfer any of its assets or properties to the US Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as expressly permitted pursuant to Section 11.11.
(o)Financial Statements. The (i) audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of December 31, 2023 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the US Borrower and its Subsidiaries as of June 30, 2024 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the US Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of footnotes for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The US Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.
(p)No Material Adverse Change. Since December 31, 2023, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the US Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
(q)Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the US Borrower and each of its Subsidiaries will be Solvent.
(r)Titles to Properties. Each of the US Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the US Borrower and its Subsidiaries referenced in Section 7.1(o), except those which have been disposed of by the US Borrower or its Subsidiaries subsequent to the date of such balance sheets pursuant to dispositions in the ordinary course of business or as otherwise expressly permitted hereunder.
(s)Liens. None of the properties and assets of the US Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state or comparable legislation in other jurisdictions which names the US Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the US Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Permitted Liens.

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(t)Indebtedness and Guaranty Obligations. The US Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of any Indebtedness and Guaranty Obligations which are in an outstanding amount in excess of $50,000,000, and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the US Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.
(u)Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or in any other way relating adversely to or affecting the US Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions provided for herein or therein, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
(v)Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the US Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the US Borrower or its Subsidiaries is a party or by which the US Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the US Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
(w)Senior Indebtedness Status. The Obligations of the US Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and at least equal to all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
(x)Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the US Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 8.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.
(y)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)No (A) Borrower, nor any Subsidiary, nor any of their respective directors, officers, or, to the knowledge of the Borrowers or any Subsidiary, any of their respective employees or Affiliates, or (B) to the knowledge of the Borrower, any agent or representative of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (1) is a Sanctioned Person or currently the subject or target of any Sanctions, (2) has its assets located in a Sanctioned Country, (3) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (4) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

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(ii)Each Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iii)Each Borrower and each of its Subsidiaries, each director, officer, and to the knowledge of the Borrowers, employee, agent and Affiliate of any Borrower and any such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(iv)No proceeds of any Extension of Credit have been used, directly or indirectly, by any Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 9.12.
(z)Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct in all material respects.
(aa)Insurance. The properties of the US Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).
SECTION VII.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES
Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the Borrowers will furnish or

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cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 15.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION VIII.1 Financial Statements and Projections.
(a)Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year (commencing with the fiscal quarter ending September 30, 2024), an unaudited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the US Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the US Borrower to present fairly in all material respects the financial condition of the US Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the US Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(b)Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the US Borrower or any of its Subsidiaries or with respect to accounting principles followed by the US Borrower or any of its Subsidiaries not in accordance with GAAP.
(c)Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days prior to the beginning of each Fiscal Year (commencing with the delivery for the Fiscal Year beginning January 1, 2025), a business plan of the US Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the US Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the US Borrower and its Subsidiaries for such four (4) quarter period.
SECTION VIII.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

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SECTION VIII.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrowers failed to comply with the terms, covenants, provisions or conditions of Articles X and XI, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.
SECTION VIII.4 Other Reports.
(a)Promptly after becoming available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the US Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the US Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(b)Promptly upon receipt thereof, copies of all reports, if any, submitted to the US Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.
(c)Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation), as from time to time reasonably requested by the Administrative Agent or any Lender.
(d)Such other information regarding the operations, business affairs and financial condition of the US Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.4(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto on the US Borrower’s website on the Internet at the website address listed in Section 15.1; or (ii) on which such documents are posted on the US Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the US Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, Officer’s Compliance Certificates required by Section 8.2 may be delivered to the Administrative Agent by electronic delivery at the email addresses listed in Section 15.1; provided that the US Borrower shall promptly provide a paper copy of any such Officer’s Compliance Certificate upon the Administrative Agent’s request. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the US Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION VIII.5 Notice of Litigation and Other Matters. Prompt telephonic and written notice of:
(a)the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the US Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
(b)any notice of any violation received by the US Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(c)any labor controversy that (i) has resulted in a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof, or (ii) threatens to result in, a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof which could reasonably be expected to, individually or in the aggregate with any other labor controversy, work stoppage or slow down, have a Material Adverse Effect;
(d)any attachment, judgment, lien, levy or order exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) that may be assessed against or threatened against the US Borrower or any Subsidiary thereof;
(e)(i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the US Borrower or any of its Subsidiaries is a party or by which the US Borrower or any Subsidiary thereof or any of their respective properties may be bound;
(f)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices

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received by the US Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or Multiemployer Plan or to have a trustee appointed to administer any Pension Plan or Multiemployer Plan, (iii) all notices received by the US Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) the Borrowers obtaining knowledge or reason to know that the US Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) any documents or correspondence with any Governmental Authority resulting from the occurrence of a “reportable event” (as defined by Section 4043(c) of ERISA) and (vi) receipt of notice of the imposition of a material financial penalty (which for this purpose shall mean any material Tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and
(g)any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect.
Each notice pursuant to this Section 8.5 shall be accompanied by a statement of a Responsible Officer of the US Borrower setting forth details of the occurrence referred to therein and stating what action the US Borrower or any Subsidiary thereof, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.5(e)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached; provided that, delivery of the foregoing notices shall be deemed to have been made if made available on EDGAR Online or the website of the US Borrower and the US Borrower shall have given notice thereof to Administrative Agent.
SECTION VIII.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(x).
ARTICLE IX

AFFIRMATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 15.2, the Borrowers will, and will cause each of their respective Subsidiaries to:
SECTION IX.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION IX.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

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SECTION IX.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
SECTION IX.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
SECTION IX.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the US Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION IX.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Law and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply or maintain such Governmental Approval could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION IX.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the US Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

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SECTION IX.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION IX.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrowers or any Subsidiary thereof may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
SECTION IX.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent or applicable Lender shall give reasonable prior to notice to the US Borrower of its intention to visit and inspect the properties and records pursuant to this Section and shall be limited to one such visit and inspection per year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent or applicable Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours without advance notice.
SECTION IX.11 Additional Subsidiaries.
(a)Notify the Administrative Agent of the creation or acquisition (including by division) of any Domestic Subsidiary and, except in the case of any Domestic Subsidiary that is a Special Purpose Subsidiary, promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)Notify the Administrative Agent at any time that any Person that is not a Subsidiary Guarantor becomes a guarantor of or otherwise provides credit support for any Indebtedness created or incurred pursuant to a Qualified Unsecured Issuance or Section 11.1(p) and concurrently with such Person becoming a guarantor thereunder or providing credit support therefor, cause such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.

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(c)Notify the Administrative Agent at any time that any Person that was a Special Purpose Subsidiary ceases to be a Special Purpose Subsidiary and promptly (and in any event within thirty (30) days) cause such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.
SECTION IX.12 Use of Proceeds.
(a)The Borrowers shall use the proceeds of the Extensions of Credit under the Revolving Credit Facility (i) to refinance the existing indebtedness of the Borrowers and their respective Subsidiaries under the Existing Facility (other than the Existing Letters of Credit), (ii) for general corporate purposes of the Borrowers and their respective Subsidiaries (including, without limitation, working capital, capital expenditures in the ordinary course of business, Permitted Acquisitions, permitted dividends and permitted stock repurchases) and (iii) to pay fees and expenses related to the Credit Facility.
(b)The US Borrower shall use the proceeds of the Initial Term Loans for general corporate purposes of the Borrowers and their respective Subsidiaries (including, without limitation, working capital, capital expenditures in the ordinary course of business, Permitted Acquisitions, permitted dividends and permitted stock repurchases).
(c)The Borrowers will not request any Extension of Credit, and the Borrowers shall not use, and shall ensure that their respective Subsidiaries and any of their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION IX.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
SECTION IX.14 Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Borrowers will (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) promptly notify (i) the Administrative Agent and the Lenders of any change in the US Borrower’s status as exempt from the reporting requirements of the Beneficial Ownership Regulation and provide a new Beneficial Ownership Certification and (ii) the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

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ARTICLE X

FINANCIAL COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the US Borrower and its Subsidiaries on a Consolidated basis will not:
SECTION X.1 Average Total Leverage Ratio. As of any fiscal quarter end, permit the Average Total Leverage Ratio to be greater than or equal to 3.25 to 1.00.

Notwithstanding the foregoing, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) equal to or in excess of $200,000,000, the US Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the required Average Total Leverage Ratio pursuant to this Section 10.1 to 3.50 to 1.00, which such increase shall be applicable for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter (each, a “Leverage Ratio Increase”); provided that (x) such Leverage Ratio Increase shall apply solely with respect to compliance with this Section 10.1 and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement, (y) there shall be at least two (2) full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect and (z) there shall be no more than two (2) Leverage Ratio Increases during the term of this Agreement.

SECTION X.2 Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (ii) Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.25 to 1.00.

ARTICLE XI

NEGATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the Borrowers have not and will not and will not permit any of their respective Subsidiaries to:
SECTION XI.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)the Obligations (excluding Hedging Obligations);
(b)Indebtedness incurred in connection with a Hedging Agreement, in each case, incurred in the ordinary course of business and not for speculative purposes;
(c)Indebtedness existing on the Closing Date, as set forth on Schedule 11.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

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(d)Indebtedness of the US Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(e)purchase money Indebtedness of the US Borrower and its Subsidiaries in an aggregate amount not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(f)Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders (and their Affiliates, as applicable);
(g)Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (b) through (e) or subsections (k), (p) and (q) of this Section; provided that in the case of each of subsections (k), (p) and (q) the Persons obligated with respect to such Guaranty Obligations have also guaranteed the Obligations;
(h)Indebtedness owed (i) by the US Borrower to any Subsidiary Guarantor, (ii) by any Subsidiary Guarantor to the US Borrower, (iii) by any Subsidiary Guarantor to any other Subsidiary Guarantor, or (iv) by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;
(i)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness owed by the US Borrower or any Subsidiary Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the US Borrower or any Subsidiary Guarantor which, together with the total amount of any (i) investments in connection with the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries under Section 11.3(i) and (ii) sales of assets to Foreign Subsidiaries under Section 11.5(f) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(j)Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Administrative Agent shall have received satisfactory written evidence that the US Borrower and its Subsidiaries would be in compliance with all covenants contained in this Agreement on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;
(k)additional Indebtedness of the US Borrower and its Subsidiaries not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(l)so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, Indebtedness arising in connection with an Accounts Securitization;

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(m)endorsements of negotiable instruments for deposit or collection in the ordinary course of business;
(n)unsecured Indebtedness in respect of performance bonds, worker’s compensation claims, surety or appeal bonds and payment obligations in connection with self-insurance or similar obligations, in each case to the extent incurred in the ordinary course of business;
(o)[Intentionally Omitted];
(p)Indebtedness under the Bank of America Term Loan Facility so long the Obligations shall rank at least pari passu with such Indebtedness and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing shall be on terms and conditions that are (A) consistent with the then-current market terms and conditions of such type of Indebtedness (as reasonably determined in good faith by the board of directors of the US Borrower) and (B) no less favorable to the Lenders, when taken as a whole, than the terms of the Bank of America Term Loan Facility, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by such refinancing, refunding, renewal or extension thereof, (iii) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; (iv) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (v) such refinancing, refunding, renewal or extension shall (A) be unsecured (other than to the extent of a Lien permitted solely pursuant to Section 11.2(l)), (B) not rank higher than pari passu with the Obligations and (C) not be guaranteed by any Person that has not also guaranteed all of the Obligations; and
(q)Indebtedness consisting of Qualified Unsecured Issuances and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing shall be on terms and conditions that are (A) consistent with the then-current market terms and conditions of such type of unsecured debt (as reasonably determined in good faith by the board of directors of the US Borrower) and (B) no less favorable to the Lenders, when taken as a whole, than the terms of the Qualified Unsecured Issuances, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by such refinancing, refunding, renewal or extension thereof, (iii) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or (B) if the Administrative Agent shall have received an Officer’s Compliance Certificate (in form and substance satisfactory to the Administrative Agent) evidencing that immediately before and after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (1) no Default or Event of Default shall exist and (2) the Average Total Leverage Ratio shall be less than 3.25 to 1.00, (iv) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (v) such refinancing, refunding, renewal or extension shall (A) be unsecured, (B) not rank higher than pari passu with the Obligations and (C) not be guaranteed by any Person that has not also guaranteed all of the Obligations;
provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to such Borrower or any of its Subsidiaries (in the form of

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dividends, intercompany advances or otherwise) for the purpose of enabling such Borrower to pay the Obligations.
SECTION XI.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
(a)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(b)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(c)Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
(d)Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property as are of a nature generally existing with respect to properties of a similar character, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
(e)Liens securing all of the Obligations;
(f)Liens not otherwise permitted hereunder securing obligations, not at any time exceeding in the aggregate $50,000,000;
(g)(i) Liens in existence on the Closing Date and described on Schedule 11.2 and (ii) Liens incurred in connection with any refinancing, refunding, renewal or extension of secured Indebtedness permitted pursuant to Section 11.1(c); provided that such Liens (A) were not created in contemplation of such refinancing, refunding, renewal or extension and (B) do not extend to cover any other property or assets of the Borrowers and their respective Subsidiaries;
(h)Liens securing Indebtedness permitted under Sections 11.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
(i)Liens incurred in connection with any Accounts Securitization (which Liens shall attach solely to the Transferred Assets sold or transferred in connection with such Accounts Securitization);
(j)Liens securing Indebtedness permitted under Section 11.1(k);

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(k)Liens securing vendor floor planning or other similar arrangements for the sale of goods or inventory entered into by the US Borrower or any Subsidiary in the ordinary course of business and provided that (i) such Liens do not at any time encumber any property other than the goods or inventory financed by such vendor floor planning or other similar arrangement and (ii) the aggregate amount of the Indebtedness, liabilities, obligations or other amounts secured thereby does not exceed the lesser of (A) the original purchase price of such goods or inventory and (B) $25,000,000; and
(l)Liens securing Indebtedness permitted under Section 11.1(p) and Section 11.1(q) so long as in each case the Obligations are secured on an equal and ratable basis pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent.
SECTION XI.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:
(a)(i) investments existing on the Closing Date in Subsidiaries, and (ii) the other loans, advances and investments existing on the Closing Date which are described on Schedule 11.3;
(b)investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $7,500,000 for any one such certificate of deposit and $15,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) demand deposit accounts maintained in the ordinary course of business or (vi) any Eurodollar deposits maturing no more than seven (7) days from the date of creation thereof issued by a Lender, an Affiliate of a Lender or commercial banks, each having combined capital, surplus and undivided profits of not less than $500,000,000, such Eurodollar deposits in an aggregate amount invested at any one time not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(c)investments by the US Borrower or any Domestic Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Domestic Acquisition”):

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(i)the Person to be acquired shall be organized under the laws of the United States of America, or the assets to be acquired shall be located in the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 11.12;
(ii)the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change in Control shall have been effected thereby;
(iii)the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
(iv)prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
(v)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition; and
(vi)the US Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11;
(d)investments by the US Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Foreign Acquisition”):
(i)the Person to be acquired, or the applicable Subsidiary that is the acquiror, shall be organized under the laws of a jurisdiction other than the United States of America, or the assets to be acquired shall be located outside of the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 11.12;
(ii)the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change in Control shall have been effected thereby;
(iii)the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
(iv)prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
(v)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition; and

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(vi)the aggregate amount of Permitted Acquisition Consideration payable with respect to all Permitted Foreign Acquisitions does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such Permitted Foreign Acquisition based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available);
(e)Hedging Agreements permitted pursuant to Section 11.1;
(f)purchases of assets in the ordinary course of business;
(g)investments in the form of loans and advances to employees in the ordinary course of business that do not exceed at any time $5,000,000 in the aggregate;
(h)intercompany Indebtedness permitted pursuant to Section 11.1(h);
(i)the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries, the investment in which, together with the total amount of any (i) Indebtedness owed by the US Borrower or any Subsidiary Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the US Borrower or any Subsidiary Guarantor under Section 11.1(i) and (ii) sales of assets to Foreign Subsidiaries under Section 11.5(f) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such creation or investment, as applicable, based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available).
(j)the creation of Domestic Subsidiaries after the Closing Date so long as (i) each such Domestic Subsidiary shall comply with Section 9.11 and (ii) the creation of such Domestic Subsidiary is otherwise made in accordance with the terms and conditions of this Agreement (including, without limitation, this Section 11.3);
(k)equity investments (i) by the US Borrower in any Subsidiary Guarantor, (ii) by any Subsidiary in the US Borrower, (iii) by any Subsidiary in any Subsidiary Guarantor or (iv) by any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;
(l)[Intentionally Omitted]; and
(m)other additional domestic investments not otherwise permitted pursuant to this Section not exceeding $50,000,000 in the aggregate in any Fiscal Year.
SECTION XI.4 Limitations on Mergers and Liquidation. Merge, consolidate, amalgamate or enter into any similar combination (including by division) with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)any Wholly-Owned Subsidiary of a Borrower (other than a Subsidiary that is a Subsidiary Borrower) may be merged, consolidated or amalgamated with or into (i) a Borrower, so long as such Borrower shall be the continuing or surviving Person (provided, that in no event shall a Domestic Subsidiary of the US Borrower be merged, consolidated or amalgamated with or into a Borrower other than the US Borrower) or (ii) any Subsidiary Guarantor, so long as (A) the Subsidiary Guarantor shall be the continuing or surviving Person or (B) the continuing or surviving Person shall become a Subsidiary Guarantor and the US Borrower shall comply with Section 9.11 in connection therewith;

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(b)any Wholly-Owned Subsidiary (other than a Subsidiary Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation, division or otherwise) to the US Borrower or any other Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the US Borrower or a Subsidiary Guarantor;
(c)any Wholly-Owned Subsidiary of the US Borrower (other than a Subsidiary Borrower) may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and
(d)any Subsidiary of a Borrower (other than a Subsidiary that is a Subsidiary Borrower) may wind-up or dissolve into a Borrower or any Wholly-Owned Subsidiary of a Borrower; provided, that (i) if the Subsidiary subject to such winding up or dissolution is a Subsidiary Guarantor, such Subsidiary shall wind-up or dissolve into the US Borrower or another Subsidiary Guarantor and (ii) in no event shall a Domestic Subsidiary of the US Borrower wind-up or dissolve into any Person other than the US Borrower or another Domestic Subsidiary of the US Borrower.
SECTION XI.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests, any division and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:
(a)the sale of inventory in the ordinary course of business;
(b)the sale of obsolete assets no longer used or usable in the business of the US Borrower or any of its Subsidiaries;
(c)the transfer of assets pursuant to Section 11.4;
(d)the Borrowers or any of their respective Subsidiaries may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
(e)the disposition of any Hedging Agreement;
(f)sales of assets to Foreign Subsidiaries the fair market value with respect to which, together with the total amount of (i) Indebtedness owed by the US Borrower or any Subsidiary Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the US Borrower or any Subsidiary Guarantor under Section 11.1(i) and (ii) investments in connection with the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries under Section 11.3(i) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such sale based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available) during the period from the Closing Date through and including the later to occur of the Revolving Credit Maturity Date or the Term Loan Maturity Date;
(g)so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, transfers of an interest in the Transferred Assets in connection with an Account Securitization;

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(h)sale-leasebacks of assets, the fair market value with respect to which, in the aggregate, does not exceed five percent (5%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available); and
(i)additional dispositions of assets not otherwise permitted pursuant to this Section, the fair market value with respect to which does not, in the aggregate, exceed five percent (5%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available).
SECTION XI.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:
(a)the US Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;
(b)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the US Borrower may declare and pay quarterly dividends in a manner consistent with the past practice of the US Borrower in amounts reasonably determined by the board of directors of the US Borrower; provided that the US Borrower may declare and pay such quarterly dividends so long as (i) the amount per share of such dividends is not greater than the most recently publicly announced amount dividends per share and (ii) the US Borrower and its Subsidiaries shall have demonstrated to the Administrative Agent that, immediately before and after giving effect to such dividends and any Indebtedness incurred in connection therewith on a Pro Forma Basis, the Average Total Leverage Ratio (based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 8.1) is less than 3.25 to 1.00;
(c)any Subsidiary may declare and pay dividends of any type (cash or non-cash) to the US Borrower or any other Wholly-Owned Subsidiary, provided that if the Subsidiary paying the dividend is a Subsidiary Guarantor or Subsidiary Borrower then the recipient of the dividend must be either the US Borrower or another Subsidiary Guarantor; and
(d)the US Borrower may repurchase shares of its Capital Stock, so long as:
(i)no Default or Event of Default has occurred and is continuing at the time of such repurchase or would result therefrom; and
(ii)the US Borrower and its Subsidiaries shall have demonstrated to the Administrative Agent that the Average Total Leverage Ratio (as of the date of the proposed share repurchase, based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 8.1, and, on a Pro Forma Basis, after giving effect to such share repurchase and any Indebtedness incurred in connection therewith) is less than 3.25 to 1.00.
SECTION XI.7 Canadian Defined Benefit Plans. Either (a) establish, participate in, contribute to or be required to contribute to, or have any liability or contingent liability in respect of, a Canadian Defined Benefit Plan or (b) acquire any Capital Stock in any Person which will become a Credit Party or

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a Subsidiary that has established or that participates in, contributes to or is required to contribute to, or has any liability or contingent liability in respect of, a Canadian Defined Benefit Plan.
SECTION XI.8 Transactions with Affiliates. Except for transactions permitted by Sections 11.3, 11.6 and 11.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
SECTION XI.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) or any Material Contract in any manner adverse in any respect to the rights or interests of the Lenders.
SECTION XI.10 Amendments; Payments and Prepayments of Certain Indebtedness.
(a)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness.
(b)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 11.1(p) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.
(c)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 11.1(q) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.
(d)Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) subject to clause (C) below, at the maturity thereof) any Subordinated Indebtedness or any Indebtedness permitted pursuant to Section 11.1(p) or Section 11.1(q) of this Agreement, except:
(A)refinancings, refundings, renewals, extensions or exchange of any such Indebtedness to the extent permitted by Section 11.1(j) (in the case of Subordinated Indebtedness), Section 11.1(p) (in the case of Indebtedness permitted by Section 11.1(p)) or Section 11.1(q) (in the case of Indebtedness permitted by Section 11.1(q));
(B)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, regularly scheduled payments of interest on Indebtedness issued pursuant to Section 11.1(j), (p) or (q); and
(C)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, optional prepayments, mandatory prepayments and

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repayments at the stated maturity of Indebtedness permitted by Section 11.1(p) or Section 11.1(q) made in accordance with the terms thereof.
SECTION XI.11 Restrictive Agreements.
(a)Enter into any Indebtedness which contains any negative pledge on assets or any covenants that, taken as a whole, are more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than (i) Indebtedness permitted pursuant to Section 11.1(p) or Section 11.1(q) of this Agreement (provided that any such negative pledge, restriction, limitation or encumbrance is no more restrictive than this Agreement and permits the US Borrower and its Subsidiaries to secure the Obligations at least on a pari passu basis with such Indebtedness (including pursuant to a customary “equal and ratable” clause)) and (ii) Indebtedness incurred by a Special Purpose Subsidiary solely in connection with an Accounts Securitization).
(b)Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of a Borrower (other than a Special Purpose Subsidiary solely in connection with an Accounts Securitization) to pay dividends to such Borrower.
SECTION XI.12 Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the US Borrower and its Subsidiaries as of the Closing Date.
ARTICLE XII

UNCONDITIONAL GUARANTY
SECTION XII.1 Guaranty of Obligations.
(a)The US Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of (i) all Obligations of each of the Subsidiary Borrowers and (ii) all Cash Management Obligations and Hedging Obligations of any Subsidiary that is not a Subsidiary Borrower, in each case of clause (i) and (ii), whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter becomes barred by the statute of limitations, whether enforceable or unenforceable as against any Subsidiary Borrower or Subsidiary, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any other Guaranteed Party or acquired by the Administrative Agent or any other Guaranteed Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Subsidiary Borrowers to the Administrative Agent and the other Guaranteed Parties, including all of the foregoing, being hereinafter collectively referred to as the “US Borrower Guaranteed Obligations”).
(b)[Intentionally Omitted].

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(c)The Euro Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the other Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Canadian Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Canadian Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any other Guaranteed Party or acquired by the Administrative Agent or any other Guaranteed Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Canadian Borrower to the Administrative Agent and the other Guaranteed Parties, including all of the foregoing, being hereinafter collectively referred to as the “Euro Borrower Guaranteed Obligations”).
SECTION XII.2 Nature of Guaranty. Subject to Section 12.1 above, each Borrower Guarantor agrees that its Borrower Guaranty is a continuing, unconditional guaranty of payment and not of collection, and that its obligations under such Borrower Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which such Borrower is or may become a party, (b) the absence of any action to enforce its Borrower Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any other Guaranteed Party with respect to any of the provisions of its Borrower Guaranty, this Agreement or any other Loan Document, (c) the existence, value or condition of, or failure to perfect a Lien, if any, against, any security for or other guaranty of its Borrower Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Guaranteed Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty), (d) any structural change in, restructuring of or other similar change of such Borrower or any of its respective Subsidiaries or (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being agreed by each Borrower Guarantor that its obligations under its Borrower Guaranty shall not be discharged until the final and indefeasible payment, in full, of its Borrower Guaranteed Obligations and the termination of the Commitments. To the extent permitted by law, each Borrower Guarantor expressly waives all rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Guaranteed Party to proceed in respect of its Borrower Guaranteed Obligations against any other Credit Party, any other guarantor or any other party or against any security for or other guaranty of the payment of its Borrower Guaranteed Obligations before proceeding against, or as a condition to proceeding against, any other Borrower. To the extent permitted by law, each Borrower Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Administrative Agent or any other Guaranteed Party to commence an action in respect of its Borrower Guaranteed Obligations against any other Borrower, any other guarantor or any other party or any security for the payment of its Borrower Guaranteed Obligations. Each Borrower Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Guaranteed Party that is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Administrative Agent or such other Guaranteed Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to its Borrower Guaranty for the reason that such pleading or introduction would be at variance

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with the written terms of its Borrower Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for each applicable Borrower Guaranty and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.
SECTION XII.3 Demand by the Administrative Agent. In addition to the terms set forth in Section 12.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Borrower Guaranteed Obligations under this Agreement are declared to be immediately due and payable in accordance with the terms of this Agreement, then each applicable Borrower Guarantor that has guaranteed such Borrower Guaranteed Obligations shall, upon demand in writing therefor by the Administrative Agent to the US Borrower, pay (subject to the respective limitations in Section 12.1) all or such portion of the outstanding Borrower Guaranteed Obligations then declared due and payable. Payment by the any Borrower Guarantor shall be made to the Administrative Agent, to be credited and applied upon such Borrower Guaranteed Obligations, in immediately available funds to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.
SECTION XII.4 Waivers. In addition to the waivers contained in Section 12.2, each Borrower Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Borrower of its respective obligations under, or the enforcement by the Administrative Agent or the other Guaranteed Parties of, its Borrower Guaranty. Each Borrower Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of its Borrower Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of its Borrower Guaranty. Each Borrower Guarantor represents, warrants and agrees that its obligations under its Borrower Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, any other Guaranteed Party, any other Borrower whether now existing or which may arise in the future.
SECTION XII.5 Modification of Loan Documents etc. If the Administrative Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, each Borrower Guarantor (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, any Borrower Guaranteed Obligations, (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges, (c) amend or modify, in any manner whatsoever, the Loan Documents, (d) extend or waive the time for performance by any Borrower, any other guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than its Borrower Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance, (e) take and hold security or collateral for the payment of its Borrower Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or any other Guaranteed Party has been granted a Lien, to secure any Indebtedness of any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party, (f) release anyone who may be liable in any manner for the payment of any amounts owed by any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party, (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of such Borrower

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Guarantor or any other guarantor are subordinated to the claims of the Administrative Agent or any other Guaranteed Party or (h) apply any sums by whomever paid or however realized to any Borrower Guaranteed Obligations owing by any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party in such manner as the Administrative Agent or any other Guaranteed Party shall determine in its reasonable discretion; then neither the Administrative Agent nor any other Guaranteed Party shall incur any liability to any Borrower Guarantor as a result thereof, and no such action shall impair or release the obligations of any Borrower Guarantor under its Borrower Guaranty.
SECTION XII.6 Reinstatement. Each Borrower Guarantor agrees that, if any payment made by any other Borrower Guarantor or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any collateral are required to be returned by the Administrative Agent or any other Guaranteed Party to any Borrower, its estate, trustee, receiver, liquidator, administrator or any other party, including, without limitation, such Borrower Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment (subject to the limitations in Section 12.1), such Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, its Borrower Guaranty shall have been canceled or surrendered, its Borrower Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Borrower Guarantor in respect of the amount of such payment.
SECTION XII.7 No Subrogation. Notwithstanding any payment or payments by any Borrower Guarantor hereunder, or any set-off or application of funds of any Borrower Guarantor by the Administrative Agent or any other Guaranteed Party, or the receipt of any amounts by the Administrative Agent or any other Guaranteed Party with respect to any of its Borrower Guaranteed Obligations, no Borrower Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Guaranteed Party against any other Borrower Guarantor or any other guarantor or against any collateral security held by the Administrative Agent or any other Guaranteed Party for the payment of its Borrower Guaranteed Obligations nor shall any Borrower Guarantor seek any reimbursement from any other Borrower Guarantor or any of the other guarantors in respect of payments made by such Borrower Guarantor in connection with its Borrower Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Guaranteed Parties on account of its Borrower Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Borrower Guarantor on account of such subrogation rights at any time when all of its Borrower Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Borrower Guarantor in trust for the Administrative Agent, segregated from other funds of such Borrower Guarantor, and shall, forthwith upon receipt by such Borrower Guarantor, be turned over to the Administrative Agent in the exact form received by such Borrower Guarantor (duly endorsed by such Borrower Guarantor to the Administrative Agent, if required) to be applied against its Borrower Guaranteed Obligations, whether matured or unmatured, in such order as set forth herein.
ARTICLE XIII

DEFAULT AND REMEDIES
SECTION XIII.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

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(a)Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower or any other Credit Party shall default in any payment of principal of any Loan when due or in any payment of a Reimbursement Obligation when due (whether at maturity, by reason of acceleration or otherwise).
(b)Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation (other than Cash Management Obligations), and such default shall continue for a period of five (5) days.
(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)Default in Performance of Certain Covenants. The US Borrower or any other Credit Party shall:
(i)default in the performance or observance of any covenant or agreement contained in Sections 8.1(a), 8.1(b), 8.5(e)(i), 9.1 (with respect to the existence of any Borrower) or 9.12 or Articles X or XI of this Agreement; or
(ii)default in the performance or observance of any covenant or agreement contained in Section 8.2 and such default shall continue for a period of five (5) days.
(e)Default in Performance of Other Covenants and Conditions. The US Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the US Borrower by the Administrative Agent.
(f)Hedging Agreement. The US Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owned by such Credit Party as a result thereof exceeds $50,000,000.
(g)Indebtedness Cross-Default. The US Borrower or any other Credit Party shall (i) default in the payment of (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or Section 11.1(p) or (B) any Indebtedness (other than the Loans or any Reimbursement Obligation or Hedging Agreement) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000, in either case, beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or Section 11.1(p) or (B) any Indebtedness (other than the Loans or any Reimbursement Obligation or Hedging

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Agreement) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in any such case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
(h)Other Cross-Defaults. The US Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract which such default has not been cured or waived in accordance with the terms of such Material Contract, unless, but only as long as, the existence of any such default is being contested by the US Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the US Borrower or such Credit Party to the extent required by GAAP.
(i)Change in Control. A Change in Control shall occur.
(j)Voluntary Bankruptcy Proceeding. The US Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(k)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the US Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the US Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(l)Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the US Borrower or any Subsidiary thereof party thereto or any such Person shall make any assertion of the same.
(m)Termination Event. The occurrence of any of the following events: (i) the US Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the US Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) the sum of (A) Unfunded Pension Liabilities plus (B) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, is in excess of $10,000,000, whether or not any such liabilities are waived, with respect to any

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Pension Plan or Non-U.S. Plans, (iii) a Termination Event, (iv) the US Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $10,000,000 in the aggregate or $4,000,000 per annum, (v) any Credit Party or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all Applicable Laws or any Non-U.S. Plan is terminated or wound up and such event, individually or in the aggregate with any similar event, could reasonably be expected to have a Material Adverse Effect, or (vi) any Credit Party or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any Tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans and such event or events, either individually or in the aggregate with any similar event, could reasonably be expected to have a Material Adverse Effect.
(n)Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders to exceed $50,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against the US Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.
(o)Environmental. Any one or more Environmental Claims shall have been asserted against the US Borrower or any Subsidiary thereof; the US Borrower and any Subsidiary thereof would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
SECTION XIII.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower:
(a)Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations and Cash Management Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 13.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Cash Management Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding subsection, demand that the Borrowers shall at such time deposit in a Cash Collateral account opened by the

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Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 13.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.
(c)General Remedies. Exercise on behalf of the Lenders and the other Guaranteed Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.
SECTION XIII.3 Rights and Remedies Cumulative; Non-Waiver; etc.
(a)Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 15.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 13.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender, the Canadian Dollar Lender, the Euro Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender, Canadian Dollar Lender, Euro Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 15.4 (subject to the terms of Section 5.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 13.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and

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subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION XIII.4 Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 13.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, each in its respective capacity as such, ratably among the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Obligations constituting fees (other than facility fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) and that portion of the Obligations constituting accrued and unpaid facility fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and their Affiliates in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of any Cash Management Obligations and that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and their Affiliates and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Cash Management Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be at least three (3) Business Days prior to the application of the proceeds thereof. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIV for itself and its Affiliates as if a “Lender” party hereto.
SECTION XIII.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any

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Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 15.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 15.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION XIII.6 Judgment Currency.
(a)The obligation of the Borrowers to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrowers pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrowers to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.
(b)Without limiting Section 13.6(a), the Borrowers shall indemnify and hold harmless the Administrative Agent, the Lenders and the Issuing Lenders, as applicable, against any loss incurred by the Administrative Agent, any Lender or any Issuing Lender as a result of any payment or recovery described

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in Section 13.6(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall continue in full force and effect notwithstanding any such payment or recovery.
ARTICLE XIV

THE ADMINISTRATIVE AGENT
SECTION XIV.1 Appointment and Authority.
(a)Each of the Lenders and each of the Issuing Lenders hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither the Borrowers nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The provisions of this Article and each party’s rights and obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION XIV.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION XIV.3 Exculpatory Provisions.
(a)The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

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(i)shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of any Borrower or any of their respective Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.
(b)The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 15.2 and Section 13.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Lender.
(c)The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing

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Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
SECTION XIV.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 14.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or each Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or an Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or such Issuing Lender.
SECTION XIV.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION XIV.6 Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the US Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the US Borrower, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to),

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on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 15.3 and 15.5(e) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement, including, without limitation, in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.
(c)Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
(d)Notwithstanding anything to the contrary contained herein, Wells Fargo may, upon thirty (30) days’ notice to the US Borrower and the Revolving Credit Lenders, resign as Canadian Dollar Lender. In the event of any such resignation as Canadian Dollar Lender, the US Borrower shall be entitled to appoint from among the Revolving Credit Lenders or an Eligible Assignee, a successor Canadian Dollar Lender hereunder; provided that (i) no Revolving Credit Lender shall be required to accept such appointment as successor Canadian Dollar Lender, (ii) any successor Canadian Dollar Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (iii) until a Revolving Credit Lender or an Eligible Assignee shall have notified the Administrative Agent and the current Canadian Dollar Lender in writing that it has agreed to act as a successor Canadian Dollar Lender, the current Canadian Dollar Lender shall continue as Canadian Dollar

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Lender hereunder. If no successor Canadian Dollar Lender shall have been so appointed and accepted such appointment within thirty (30) days after the Canadian Dollar Lender’s giving of notice of resignation, then the Canadian Dollar Lender, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), may, on behalf of the Lenders, appoint an Eligible Assignee as a successor Canadian Dollar Lender. Upon the acceptance of any appointment as Canadian Dollar Lender hereunder by a successor, such successor Canadian Dollar Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the replaced Canadian Dollar Lender, and the replaced Canadian Dollar Lender shall be discharged from its duties and obligations in its capacity as Canadian Dollar Lender without any other or further act or deed on the part of such replaced Canadian Dollar Lender, the Administrative Agent or any other Lender. If Wells Fargo resigns as Canadian Dollar Lender, it shall retain all the rights of the Canadian Dollar Lender provided for hereunder with respect to Canadian Dollar Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Canadian Dollar Loans pursuant to Section 2.2(a)(ii).
(e)Notwithstanding anything to the contrary contained herein, Wells Fargo may, upon thirty (30) days’ notice to the US Borrower and the Revolving Credit Lenders, resign as Euro Lender. In the event of any such resignation as Euro Lender, the US Borrower shall be entitled to appoint from among the Revolving Credit Lenders or an Eligible Assignee, a successor Euro Lender hereunder; provided that (i) no Revolving Credit Lender shall be required to accept such appointment as successor Euro Lender; (ii) any successor Euro Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); and (iii) until a Revolving Credit Lender or an Eligible Assignee shall have notified the Administrative Agent and the current Euro Lender in writing that it has agreed to act as a successor Euro Lender, the current Euro Lender shall continue as Euro Lender hereunder. If no successor Euro Lender shall have been so appointed and accepted such appointment within thirty (30) days after the Euro Lender’s giving of notice of resignation, then the Euro Lender, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), may, on behalf of the Lenders, appoint an Eligible Assignee as a successor Euro Lender. Upon the acceptance of any appointment as Euro Lender hereunder by a successor, such successor Euro Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the replaced Euro Lender, and the replaced Euro Lender shall be discharged from its duties and obligations in its capacity as Euro Lender without any other or further act or deed on the part of such replaced Euro Lender, the Administrative Agent or any other Lender. If Wells Fargo resigns as Euro Lender, it shall retain all the rights of the Euro Lender provided for hereunder with respect to Euro Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Euro Loans pursuant to Section 2.2(b)(ii).
SECTION XIV.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, any Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrowers and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Arranger or any of their respective Related Parties to any Lender, any Issuing Lender or any other Guaranteed Party as to any matter, including whether the Administrative Agent, any Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants and covenants to the Administrative Agent and the Arrangers that

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(a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance of operations of any Credit Party or its Subsidiaries or Affiliates or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security (and agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities laws), (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents, (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrowers and their Subsidiaries and (ii) it will not assert any claim in contravention of this Section 14.7. Each party (including in the case of each Lender, on behalf of itself and its Affiliates that are Guaranteed Parties) acknowledges and agrees that the Administrative Agent may, but shall not be obligated to, from time to time provide payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation indicating amounts owed hereunder and under the other Loan Documents and agrees that in the event of the conflict between any such documentation and this Agreement, this Agreement shall control. In the event the Administrative Agent notifies any party hereto at any time (including after the receipt of amounts indicated to be due and payable under the Loan Documents pursuant to such payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation) that an amount owed by such party under the Loan Documents was mistakenly excluded from the amount indicated in any payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation, then such party agrees to promptly pay such excluded amount after the Administrative Agent provides such party with documentation that evidences such excluded amount is due and payble hereunder; provided that nothing in this sentence shall be deemed to impair any releases of credit support provided by any Credit Party pursuant to Section 14.9 or any termination of Commitments, in each case, that has occurred, or is contemplated to occur, upon the receipt by the Administrative Agent of the amounts indicated to be due in respect of the Obligations in the applicable payment schedules, payoff statements, payoff letters, interest statements or bills and other similar documentation.

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SECTION XIV.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, bookrunners, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION XIV.9 Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise is eligible to be released as a Subsidiary Guarantor hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 14.9. In each case as specified in this Section 14.9, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement in accordance with the terms of the Loan Documents and this Section 14.9.
SECTION XIV.10 Hedging Agreements and Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 13.4 by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any guarantee, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIV to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Agreements and Hedging Agreements.
SECTION XIV.11 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of each Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption

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for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION XIV.12     Erroneous Payments.
(a)Each Lender, each Issuing Lender, each other Guaranteed Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Guaranteed Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Guaranteed Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in

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each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 14.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 15.11 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

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(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 14.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 14.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 14.12 will constitute a waiver or release of any claim of the Administrative Agent arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE XV

MISCELLANEOUS
SECTION XV.1 Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to any Borrower:    Pool Corporation
    109 Northpark Boulevard
    Covington, Louisiana 70433
    Attention: Melanie Housey Hart, Chief Financial Officer
    Telephone No.: (985) 801-5276
    Email:     melanie.houseyhart@poolcorp.com

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With copies to:    Pool Corporation
    109 Northpark Blvd
    Covington, Louisiana 70433
    Attention: Jennifer Neil, General Counsel
    Telephone No.: (985) 801-5269
    Telecopy No.: (985) 801-8269
    Email:     jennifer.neil@poolcorp.com
If to Wells Fargo as
Administrative Agent:    Wells Fargo Bank, National Association
    MAC D1109-019
    1525 West W.T. Harris Blvd.
    Charlotte, North Carolina 28262
    Attention of: Syndication Agency Services
    Telephone No.: (704) 590-2703
    Telecopy No.: (704) 715-0092
    Email: AgencyServices.Requests@wellsfargo.com

With copies to:    Wells Fargo Bank, National Association
    MAC D1086-074
    550 South Tryon Street, 7th Floor
    Charlotte, NC 28202
    Attention: Walker Higgins, Executive Director
    Telephone No.: (704) 410-6224
    Email: walker.e.higgins@wellsfargo.com
If to any Lender
(or any Issuing Lender):        To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received

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upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)Change of Address, Etc. Each of the Borrowers, the Administrative Agent, any Issuing Lender, the Canadian Dollar Lender, the Euro Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the US Borrower, the Administrative Agent, each Issuing Lender, the Canadian Dollar Lender, the Euro Lender and the Swingline Lender.
(e)Platform. Each Credit Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent, any Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or an Agent Party’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
SECTION XV.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:
(a)waive any condition set forth in Section 6.1 without the written consent of each Lender;

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(b)subordinate any of the Obligations or any guarantee thereof in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or any guarantee thereof, in each case, without the consent of each of the Lenders directly and adversely affected thereby;
(c)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) or increase the amount of Loans of any Lender, in any case, without the written consent of each Lender directly and adversely affected thereby;
(d)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory repayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(e)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (vi) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(f)change Section 5.4, Section 5.6 or Section 13.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 5.4, Section 5.6 or Section 13.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(g)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(h)release all of the Subsidiary Guarantors or Subsidiary Guarantors comprising all or substantially all of the credit support for the Obligations, in any case, from any Subsidiary Guaranty Agreement, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 15.1(e), Section 15.25, or Article XIV hereof; (iv) unless in writing and signed by the Canadian Dollar Lender in addition to the Lenders required above, affect the rights or duties of the Canadian Dollar Lender under this Agreement or any other Loan Document; (v) unless in writing and signed by the Euro Lender in addition to the Lenders required above, affect the rights or duties of the Euro Lender under this Agreement or any other Loan Document; (vi) each Fee Letter may be amended, or rights or privileges

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thereunder waived, in a writing executed only by the parties thereto, (vii) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (viii) the Administrative Agent and the US Borrower (on behalf of itself and the other Borrowers) shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the US Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (ix) the Administrative Agent (and, if applicable, the US Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrowers and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 15.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.9 (including, without limitation, as applicable, (1) to permit any Incremental Increase pursuant to Section 2.9 to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include all such Incremental Increases in any determination of Required Lenders or any similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage in each case, without the written consent of such affected Lender.
SECTION XV.3 Expenses; Indemnity.
(a)Costs, Expenses and Indemnities. The Borrowers will (i) pay all reasonable and documented out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (A) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable and documented fees, disbursements and other charges of counsel for the Administrative Agent and (B) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable and documented fees and disbursements of counsel

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for the Administrative Agent, (ii) pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, each Lender and each Issuing Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent, the Lenders and the Issuing Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of the Administrative Agent on behalf of the Lenders and the Issuing Lenders, enforcing any Obligations of, or collecting any payments due from, the Borrowers or any Subsidiary Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral or the enforcement of the Subsidiary Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent, any Lender or any Issuing Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable and documented fees and disbursements of counsel for such Persons, and (iii) defend, indemnify and hold harmless the Administrative Agent, each Arranger, the Lenders and the Issuing Lenders, and their respective parents, Subsidiaries, Affiliates, partners, employees, agents, officers, advisors and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Arranger, any Lender or any Issuing Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent, any Arranger, any Lender or any Issuing Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable and documented attorney’s and consultant’s fees, except to the extent that any of the foregoing (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of the party seeking indemnification therefor or (y) result from a claim brought by any Credit Party against an indemnitee for breach in bad faith of the obligations under this Agreement or the other Loan Documents of the party seeking indemnification if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All amounts due under this Section shall be payable promptly after demand therefor.
(b)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction) provided, further, that

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the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.7.
SECTION XV.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 13.4 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and the other Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or their respective Affiliates may have. Each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION XV.5 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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SECTION XV.6 Jurisdiction and Venue.
(a)Jurisdiction. Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Arranger, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(b)Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION XV.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION XV.8 Reversal of Payments. To the extent a Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are

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subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the applicable Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.
SECTION XV.9 Injunctive Relief; Punitive Damages.
(a)Injunctive Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders. Therefore, the Borrowers agree that the Administrative Agent and the Lenders, at the Administrative Agent’s or the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)Waiver of Consequential Damages, Etc. Without limiting the generality of the other provisions of this Agreement, including, without limitation, Section 15.3, each Borrower agrees, on behalf of itself and the other Credit Parties and each of their respective Subsidiaries and Affiliates, that none of the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, each Issuing Lender, the Canadian Dollar Lender, the Euro Lender, nor any Related Party of any of the foregoing Persons (such persons, collectively, the “Lender Related Parties”) shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to such Borrower and such Borrower’s Subsidiaries or Affiliates or to such Borrower or such Borrower’s respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby or under any of the other Loan Documents, except to the extent such liability to such Borrower is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender Related Party’s own gross negligence or willful misconduct. To the fullest extent permitted by Applicable Law, each Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Lender Related Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. None of the Administrative Agent, any Arranger, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender nor any Related Party of the foregoing shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION XV.10 Accounting Matters.
(a)If at any time any change in GAAP (other than the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent

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thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)If at any time (x) the Borrowers adopt IFRS with the agreement of its independent public accountants and (y) the SEC requires or permits United States reporting companies to utilize IFRS in lieu of GAAP for reporting purposes, the Borrowers shall promptly notify the Administrative Agent in writing that they have elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirement, (i) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such election and (ii) if the Borrowers, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such election; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such election.
SECTION XV.11 Successors and Assigns; Participations.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) pursuant to assignment under Section 14.12(d), (ii) to an assignee in accordance with the provisions of paragraph (b) of this Section, (iii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iv) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds

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(determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the US Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the US Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the US Borrower prior to such tenth (10th) Business Day;
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)the consent of the US Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the US Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (i) assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) assignments in respect of any Term Loans if such assignment is to a Person that is not a Lender with Term Loans, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consents of the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be

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payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Subsidiary or Affiliate of any Borrower or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for primary benefit of a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the US Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Canadian Dollar Loans, Euro Loans and Swingline Loans in accordance with its Revolving Credit Commitment Percentage and its applicable Initial Term Loan Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 15.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in

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accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Borrower or any Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Incremental Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the US Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for primary benefit of a natural Person) or a Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.3(b) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 15.2 that directly and adversely affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(e) (it being understood that the documentation required under Section 5.11(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.4 as though it were a Lender; provided that such Participant agrees to be subject to Sections 5.6 and 15.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary

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agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)[Intentionally Omitted].
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION XV.12 Confidentiality.
(a)Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties), (iii) to the extent required by Applicable Law or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (viii)

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with the consent of the US Borrower, deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers, (x) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, or (xi) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
SECTION XV.13 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION XV.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION XV.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent, each Arranger, the Lenders and their respective Related Parties are entitled under the provisions of this Article XV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent, each Arranger, the Lenders and their respective Related Parties against events arising after such termination as well as before.
SECTION XV.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION XV.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such

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jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the US Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION XV.18 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Arrangers and/or the Issuing Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION XV.19Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies,

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bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION XV.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION XV.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
SECTION XV.22 Inconsistencies with Other Documents; Independent Effect of Covenants.
(a)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on any Borrower or its Subsidiaries or further restricts the rights of any Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
(b)The Borrowers expressly acknowledge and agree that each covenant contained in Articles IX, X or XI hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X or XI if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles IX, X or XI.
SECTION XV.23 [Intentionally Omitted].
SECTION XV.24 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrowers and the Subsidiary Guarantors, which information includes the name and address of the Borrowers and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrowers or such Subsidiary Guarantor in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

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SECTION XV.25 No Advisory or Fiduciary Responsibility.
(a)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising any Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of a Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrowers or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from any Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, any Borrower or any Affiliate of the foregoing.
SECTION XV.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is

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unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(c)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(d)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION XV.27 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facility described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder. By its execution hereof, each party hereto (i) consents to the Administrative Agent making such adjustments to its books and records (including adjustments to the Register) on the Closing Date in order that the outstanding Revolving Credit Loans and the Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations are reallocated among each of the Lenders with a Revolving Credit Commitment in accordance with their applicable Revolving Credit Commitment Percentages as set forth in Schedule 1.1(b) and (ii) agrees (A) to make all such payments and adjustments as are necessary to effect such reallocation and (B) that payments may be made on the Closing Date on a non-pro rata basis to “Revolving Credit Lenders” under and as defined the Existing Credit Agreement to accomplish the foregoing. Notwithstanding the foregoing or anything in any Loan Document to the contrary, all “Initial Term Loans” under and as defined in the Existing Credit Agreement that are outstanding on the Closing Date shall remain in full force and effect and shall continue as Initial Term Loans under this Agreement without further action by any party other than its signature to this Agreement.
SECTION XV.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of

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the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 15.28, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

    POOL CORPORATION, as US Borrower
By:    /s/ Melanie Housey Hart
Name: Melanie Housey Hart
Title: Vice President, Chief Financial Officer and Treasurer
    SCP DISTRIBUTORS CANADA INC., as Canadian Borrower
By:     /s/ Melanie Housey Hart
Name: Melanie Housey Hart
Title: Treasurer
    SCP INTERNATIONAL, INC., as Euro Borrower
By:    /s/ Melanie Housey Hart
Name: Melanie Housey Hart
Title: Chief Financial Officer, Secretary and Treasurer

Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        AGENT AND LENDERS:

        WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, an Issuing Lender, the Canadian Dollar Lender, the Euro Lender, and a Lender
By:     /s/ Walker Higgins
Name: Walker Higgins
Title: Executive Director

Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        REGIONS BANK, as a Lender

By:    /s/ Tyler Nissen
Name: Tyler Nissen
Title: Vice President
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:    /s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        TRUIST BANK, as a Lender

By: /s/ Jason Hembree
Name: Jason Hembree
Title: Director
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        INDUSTRIAL COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:    /s/ Chan Park
Name: Chan Park
Title: Executive Director

By:    /s/ Lindsay Du
Name: Lindsay Du
Title: Director
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Luis Gurrola
Name: Luis Gurrola
Title: Vice President
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/ Erica Babycos
Name: Erica Babycos
Title: Vice President

Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as a Lender

By:    /s/ James Hua
Name: James Hua
Title: DGM & Head of Corporate Banking
By:    /s/ Chong Tan
Name: Chong Tan
Title: DGM & Head of Risk Management
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        BANK OF AMERICA, N.A., as a Lender

By:    /s/ Adam Rose
Name: Adam Rose
Title: Senior Vice President
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Alex Federbusch
Name: Alex Federbusch
Title: Duly Authorized Signatory
Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page

        CITIBANK, N.A., as a Lender

By:    /s/ Peter I. Sanchez
Name: Peter I. Sanchez
Title: Director

Third Amended and Restated Credit Agreement
Pool Corporation
Signature Page